As filed with the Securities and Exchange Commission on May 10 , 2007.  Registration Statement No.  333-134357

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM SB-2

Post-Effective Amendment No. 2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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PACIFIC GOLD CORP.

(Name of Small Business Issuer in its Charter)

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Nevada	1041	98-0408708
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

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157 Adelaide Street, West – Suite 600

Toronto, Ontario, Canada  M5H 4E7

(416) 214-1483

(Address and telephone number of principal executive offices)

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Mitchell Geisler, Chief Operating Officer

Pacific Gold Corp.

157 Adelaide Street, West – Suite 600

Toronto, Ontario, Canada  M5H 4E7

(416) 214-1483

(Name, address and telephone number of agent for service)

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Copies to:

Andrew D. Hudders, Esq.

Graubard Miller

405 Lexington Avenue – 19th Floor

New York, NY 10174

Telephone: (212) 818-8800 (x8614)

Facsimile  (212) 818-8881

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

Information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED MAY 10 , 2007

PACIFIC GOLD CORP.

7,604,539 Shares of Common Stock

This prospectus covers up to 7,604,539 shares of common stock of Pacific Gold Corp. that may be offered for resale, or otherwise disposed for the account of, the selling stockholders set forth under the heading “Selling Stockholders” beginning on page 24.  All the shares of common stock will be offered for resale after being issued by Pacific Gold to the selling stockholders pursuant to conversion of outstanding convertible debentures and upon exercise of outstanding common stock purchase warrants.  The convertible debentures and common stock purchase warrants were sold by Pacific Gold to the selling stockholders in a private placement completed on April 12, 2006.

The shares of common stock are traded on the OTC Bulletin Board under the symbol PCFG:OB.  The last sale price of the common stock on May 9 , 2007 was $0.17.

Pacific Gold will not receive any proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders.  To the extent that any of common stock purchase warrants are exercised, we will receive the exercise price paid for the shares of common stock purchased thereunder.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May ___, 2007

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Summary

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

Generally about us

Pacific Gold is engaged in the identification, acquisition, exploration and development of mining prospects believed to have gold, tungsten or other mineralizations.  The main objective is to explore, identify, and develop commercially viable mineralizations on prospects over which the company has rights that could produce revenues. These types of prospects may also contain mineralization of metals often found with gold and/or tungsten which also may be worth processing. Exploration and development for commercially viable mineralization of any metal includes a high degree of risk which careful evaluation, experience and factual knowledge may not eliminate, and therefore, we may never produce any significant revenues.

Pacific Gold Corp. currently owns 100% of five operating subsidiaries; Nevada Rae Gold, Inc., Oregon Gold, Inc., Pilot Mountain Resources Inc., Pacific Metals Corp., and Fernley Gold, Inc. in which it holds various prospects in Nevada and Oregon.  The company intends to acquire through staking, purchasing and/or leasing arrangements additional prospects, from time to time, in which there may be gold, tungsten and/or other mineral deposit potential.

We have had minimal revenues to date.  We have spent approximately $8,000,000 through December 31, 2006 to acquire and evaluate our prospects and in the commencement of operations at our different prospect sites in Oregon and Nevada.  We expect to incur substantial additional expenses in the further implementation of our plan of operations before we realize any revenues from our efforts.  Because we are in the early stages of implementing our business plan, we cannot indicate now if we will ever be profitable.

Pacific Gold Corp. is referred to in this prospectus as Pacific Gold, we or us.  We were incorporated in Nevada in 1996.  Our wholly owned subsidiaries were incorporated as follows: Nevada Rae Gold, Inc., Fernley Gold, Inc., Pilot Mountain Resources Inc. and Pacific Metals Corp. are each Nevada corporations and Oregon Gold, Inc., is an Oregon corporation.  We conduct our operations through these subsidiaries.  Our mailing address is at 157 Adelaide Street West, Suite 600, Toronto, Ontario, Canada M5H 4E7.  Our telephone number is (416) 214-1483.

Risk Factors

You should consider carefully the following risks before you decide to invest in our common stock.

We do not have a long history of running our business upon which investors may evaluate our performance, and therefore investors bear all the risks of a company beginning to implement its business plan.

We are in the earlier stages of implementing our business plan for our various subsidiaries.  We have engaged in activities of obtaining mineralization rights by staking, acquisition and lease for two mining prospect areas, conducting exploratory activities, obtaining geological and engineering reports and initial extraction from alluvial deposits on one prospect area and will begin similar activities for another prospect area.  We have not engaged in full scale production.  There is a significant amount of additional work and investment necessary for us to demonstrate the efficacy of our overall business plan.  You should consider our business future based on the risks associated with our early stage and our short of operating history.  An investment in the company is speculative.

If we are not able to face and solve one or more of the challenges that a developing company in the mining industry typically encounters, we will not succeed in implementing our business plan.

We expect to face many challenges in our business.  These will include, but are not limited to:

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Engaging and retaining the services of qualified geological, engineering and mining personnel and consultants;

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Establishing and maintaining budgets;

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Implementing appropriate financial controls;

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Acquiring relevant mineralization data efficiently;

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Staking and evaluating appropriate prospects;

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Establishing initial exploration plans for mining prospects;

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Obtaining and verifying studies to determine mineralization levels on our prospects;

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Ensuring the necessary exploratory and operational permits are filed on a timely basis, and the necessary permits are maintained and approved by the federal and state authorities; and

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Adhering to regulatory requirements.

The failure to address one or more of these above factors may impair our ability to carry out our business plan.  In that event, an investment in the company would be substantially impaired.

We will be dependant on locating and hiring, at economical rates, independent consultants and occasional workers for the implementation of our business plan without whom we will not meet the expected timing of implementation of our business plan.

To locate, obtain and evaluate prospects and to conduct excavation and processing of the alluvial matrix, we have relied upon and will continue to rely on consultants and occasional workers in addition to our own staff.  These persons will help us in the exploratory, development, extraction,  and later stages of our business plan.  We may not be able to locate, employ or retain persons with the appropriate experience and skills to successfully execute our business plan.  The inability to do the proposed actions on a timely basis or at all may result in the delay of implementing our business plan, thereby causing additional expense or our business failure.

Mineral exploration has many inherent risks of operations that may prevent ultimate success.

Mineral exploration has significant risks.  Some of the exploratory risks include the following:

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It is dependent on locating commercially viable mineralizations in staked and leased prospects and skillful management of prospects once found or located.

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Mineralization may vary substantially in a prospect, rendering what was initially believed a profitable mineralization of little or no value.  This is particularly true in alluvial deposits where sought mineralization is likely to be unevenly located within the gravel composition and matrix.

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Mineral exploration and ultimate exploitation may be affected by unforeseen changes including:

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Changes in the value of minerals,

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Changes in regulations,

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Environmental concerns,

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Technical issues relating to extraction, such as rock falls, subsidence, flooding and weather conditions, and

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Labor issues.

Any of these individually or together could delay or halt implementation of the business plan or raise costs to levels that may make it unprofitable or impractical to pursue our business objectives.

Our business future is dependent on finding prospects with sufficient mineralization, grade and consistency without which it may not be practical to pursue the business plan, and investors will lose their investment.

Our business model depends on locating prospects with commercially sufficient amounts of gold, tungsten and other commercial metal mineralizations.  Until actual extraction and processing, we will not know if our prospects have commercially viable mineralizations of metals that can be profitably marketed.  Even if initial reports about mineralization in a particular prospect are positive, subsequent activities may determine that the prospect is not commercially viable.  Thus, at any stage in the exploration and development process, we may determine there is no business reason to continue, and at that time, our financial resources may not enable us to continue exploratory operations and will cause us to terminate our current business plan.

Regulatory compliance is complex and the failure to meet all the various requirements could result in loss of a staked prospect, fines or other limitations on the proposed business.

We will be subject to regulation by numerous Federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Federal Department of the Interior, the Bureau of Land Management, in some instances the Forest Service, and comparable state agencies.  The failure or delay in making required filings and obtaining regulatory approvals or licenses will adversely affect our ability to explore for viable mineralizations and carry out subsequent aspects of our business plan.  The failure to obtain and comply with any regulations or licenses may result in fines or other penalties, and even the loss of our rights over a prospect.  We expect compliance with these regulations to be a substantial expense in terms of time and cost.  Therefore, compliance with or the failure to comply with applicable regulation will affect our ability to succeed in our business plan and ultimately to generate revenues and profits.

Our business plan is premised on the price of gold and tungsten in the global markets.

Our business plan depends on the price of gold and tungsten in the global markets.  The viability of any commercialization of gold and tungsten mineralizations will depend on the cost of mineral recovery versus the market price of the mineral and whether or not it has uses in the markets.  An increase in market use and price will encourage industry interest in United States mine development of smaller operations such as our prospects and improve the likelihood of our overall success.  If the price and/or use of gold and tungsten do not increase appreciably, then it is the belief of Pacific Gold that current sources of these metals will remain adequate for market supply and sources like those we are attempting to identify and explore will become marginalized.  The viability of our business plan is also dependant on the price of gold and tungsten remaining at least at current prices.  If prices fall substantially from the current levels, then our costs will be such that there will be insufficient profit margins and incentives to pursue our business plan.  In that event, Pacific Gold will have to curtail its business plan and investors will lose their investment.

Competition may develop which will be better able to locate, stake and explore new gold and tungsten sources more cost effectively and quicker than Pacific Gold.

There are numerous junior and developed mining, exploration and production companies in existence that may be attracted to the gold and tungsten mining businesses if the use of the minerals or prices increase.  We believe there are a significant number of companies around the world that could command greater resources than those available to Pacific Gold to locate, stake, explore and extract mineral resources if there were sufficiently improved economic incentives.  These companies likely would be able to reach production stages sooner than Pacific Gold and obtain market share before us.

Pacific Gold will compete with other mining enterprises for appropriate consultants and employees.

Pacific Gold will compete in the hiring of appropriate geological, engineering, permitting, environmental and other operational experts to assist with the location, exploration and development of staked prospects and implementation of its business plan.  We believe we will have to offer or pay appropriate cash compensation and options to induce persons to be associated with an early-stage exploration company.  If Pacific Gold is unable to make appropriate compensation packages available to induce persons to be associated with it because of its limited resources, we will not be able to hire the persons we need to carry out our business plan.  In that event, investors will have their investment impaired or it may be entirely lost.

Pacific Gold will require additional capital to fund expanded operations, without which, we will have to curtail our plans and investors may lose the potential of their investment.

The current working capital is sufficient for our planned operations and for preliminary evaluation of our other prospects, but will not cover our current estimated operating requirements.  If we encounter unexpected expenses the current working capital will not last that long.  Therefore we may need additional capital sooner than expected. For Pacific Gold to expand its operations in its current prospects and acquire additional prospects, it is anticipated that it will need additional capital.  The mining business, in all of its aspects requires significant capital.  Without additional capital, Pacific Gold will have to curtail or substantially modify its overall business plan or abandon elements of it.  Because all of the assets of Pacific Gold and its subsidiaries are pledged to secure some of the outstanding debt of the company, it may be difficult to obtain necessary financing.

Pacific Gold currently has approximately $5,500,000 in debt, which if it cannot repay when due, will permit the holders to seek renegotiation or bankruptcy alternatives, the result of which could terminate implementation of the business plan.

Pacific Gold has approximately $4,000,000 in face amount of convertible debt outstanding due to investors and approximately $1,463,000 in debt due to a significant shareholder. For $2,440,000 of the convertible debt, Pacific Gold and its subsidiaries have pledged all their assets as security to the holder thereof.  From time to time, the company may also have trade debt and equipment financing outstanding.  If Pacific Gold is unable to repay any of its obligations when due, because of the various cross default provisions, the creditors could put the company into bankruptcy or force renegotiation of the terms of outstanding debt on terms that may be substantially less favorable.  In either event, the ability of Pacific Gold to pursue its business plan will be impaired and the equity of the company will become worthless.

Pacific Gold does not have any identified sources of additional capital, the absence of which may prevent it from continuing its operations.

Pacific Gold does not have any arrangements with any investment banking firms or institutional lenders.  Because we will need additional capital in the future, we will have to expend significant effort to raise operating funds.  These efforts may not be successful, and they may be disruptive to our executives other responsibilities and our operations.  In the absence of necessary capital, Pacific Gold will have to limit or curtail operations.  Because all of the assets of Pacific Gold and its subsidiaries are pledged to secure some of the outstanding debt of the company, it may be difficult to obtain necessary financing.

Future sales of shares by our current stockholders and the selling stockholder could adversely affect the market price of our common stock.

The current outstanding shares of common stock are either free trading or may be sold subject to Rule 144 and its limitations.  The 7,604,539 shares of the selling stockholder may be sold pursuant to this prospectus whenever they determine in whatever amount.  An additional 12,500,000 shares may be sold under another registration statement. Investors in the company should be aware that the possibility of sales, in the future, may have a depressive effect on the price of the common stock in any market which may develop and, therefore, the ability of any investor to market his shares may depend upon the number of shares that are offered and sold.

The market price of the shares may fluctuate greatly. Investors in the company bear the risk that they will not recover their investment.

Trading in our common stock has been minimal from time to time and subject to large volume and price fluctuation.  Therefore, there is no clearly established market for our shares at this time.  The public market price is likely to be influenced by the price at which and the amount of shares the selling stockholder is attempting to sell at any point in time with the possible effect of limiting the trading price or lowering it to their offering price. Shares such as those of Pacific Gold are also subject to the activities of persons engaged in short selling the securities which has the effect of driving the price down.  Therefore, the price of our common stock may fluctuate widely.  A full and stable trading market for our common stock may never develop in which event, any holder of our shares may not be able to sell at the time he elects or at all.

Because the common stock is a “penny stock,” investors in our common stock may not be able to resell shares they own in the public markets, therefore they may not be able to recover their investment.

The shares are defined as penny stock under the Securities and Exchange Act of 1934 and rules of the SEC.  These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors.  For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser’s written agreement prior to sale.  In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks.  Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect the investors’ ability to resell shares purchased in this offering.  These transaction rules also may have a depressive effect on the market because brokers cannot generally recommend an investment in Pacific Gold.  Therefore, in all likelihood, a public market will be slow to develop, if at all.

A single stockholder has the ability to control our business direction.

Because one of our stockholders, an affiliate of which is also an officer and director, with its related parties beneficially own about 30% of the shares of common stock, it is likely to be in a position to control the election of our board of directors and the selection of officers, management and consultants.  This stockholder and its related parties have also lent the company a significant amount of working capital.  Therefore, investors will be entirely dependent on its judgment in implementing the business plan of Pacific Gold.

Use of Proceeds

All of the shares of common stock covered by this prospectus may be sold or otherwise disposed of for the account of the selling stockholders.  Pacific Gold will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders.

If the common stock purchase warrants are exercised, Pacific Gold will receive the exercise price.  If all the common stock purchase warrants are exercised for cash assuming no adjustments to the exercise price for anti-dilution protection, we would receive approximately $1,296,000 in gross proceeds.

Market Data

The common stock is traded in the over-the-counter market and quoted on the OTC BB under the symbol "PCFG" and quoted in the pink sheets published by the National Quotations Bureau.

Our common stock is designated as “penny stock” and thus may be illiquid.  The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Exchange Act), which regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are any non-NASDAQ equity securities with a price of less than $5.00, subject to certain exceptions.  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules.  Since our common shares are subject to the penny stock rules, persons holding or receiving such shares may find it more difficult to sell their shares.  The market liquidity for the shares could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of stockholders to sell their stock in any secondary market.

The trading volume in our common stock has been and is extremely limited. The limited nature of the trading market can create the potential for significant changes in the trading price for the common stock as a result of relatively minor changes in the supply and demand for our common stock and perhaps without regard to our business activities.

The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

The high and low sales prices for the Common Stock during each quarter are as set forth in the table below (such prices are without retail mark-up, mark-down, or commissions).

QUARTER ENDED	HIGH	LOW
December 31, 2006	$0.30	$0.22
September 30, 2006	.41	.26
June 30, 2006	.66	.33
March 31, 2006	.34	.29
December 31, 2005	.44	.24
September 30, 2005	.37	.27
June 30, 2005	1.81	.32
March 31, 2005	2.14	.26

We have 41 record holders of our common stock.  We believe that in addition to the record ownership there are in excess of 5,900 beneficial owners who hold their shares in street name or through other nominees.

Dividend Policy

We plan to retain all earnings generated by our operations, if any, for use in our business.  Pursuant to the terms of the convertible debentures, Pacific Gold may not pay any cash dividends while the principal is outstanding.  We do not anticipate paying any cash dividends to our stockholders in the foreseeable future.  The payment of future dividends on the common stock and the rate of such dividends, if any, and when not restricted, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Forward Looking Statements

From time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but not limited to, press releases, oral statements made with the approval of an authorized executive officer or in various filings made by us with the SEC. Words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project or projected", or similar expressions are intended to identify "forward-looking statements". Such statements are qualified in their entirety by reference to and are accompanied by the above discussion of certain important factors that could cause actual results to differ materially from such forward-looking statements.

Management is currently unaware of any trends or conditions other than those mentioned in this management's discussion and analysis that could have a material adverse effect on the company's consolidated financial position, future results of operations, or liquidity. However, investors should also be aware of factors that could have a negative impact on the company's prospects and the consistency of progress in the areas of revenue generation, liquidity, and generation of capital resources. These include: (i) variations in revenue, (ii) possible inability to attract investors for its equity securities or otherwise raise adequate funds from any source should the company seek to do so, (iii) increased governmental regulation, (iv) increased competition, (v) unfavorable outcomes to litigation involving the company or to which the Company may become a party in the future and (vi) a very competitive and rapidly changing operating environment.

The risks identified in this prospectus are not all inclusive. New risk factors emerge from time to time and it is not possible for management to predict all of such risk factors, nor can it assess the impact of all such risk factors on the company's business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

The financial information set forth in the following discussion should be read in conjunction with the financial statements of Pacific Gold included elsewhere herein.

Financial Condition and Changes in Financial Condition

Overall Operating Results:

The company had revenues from the sale of gold for the year ended December 31, 2006 of $85,522 with a negative gross margin of $377,292.

Operating expenses for the year ended December 31, 2006 totaled $3,956,647.  The company incurred labor costs associated with the various mining activities.  Labor costs were $1,632,732 for the year.  Equipment operating costs, tools and materials of $611,689 were incurred primarily to prepare the plant and equipment at Black Rock Canyon for operations.  Legal and professional fees of $172,821 were incurred for services performed with respect to acquisitions and mining prospect evaluation, as well as SEC reporting compliance and accounting fees.  The company also incurred expenses related to geological studies, fieldwork, site visits, preparation of mining permit applications and consulting fees of $216,148.  Advertising and public relations expenses totaled $103,543.  Interest expense totaled $4,505,735 for the year; of this amount, $4,363,596 was a non-cash expense that included amounts for accelerated interest and interest on the Series A, B and C Convertible Debentures that were not paid out in cash. The remaining expenses relate to office, general administrative and stock transfer agent fees. We believe we will incur substantial expenses for the near term as we initiate operations at Black Rock Canyon and progress with our evaluations of future mining prospects.

Operating expenses for the year ended December 31, 2005 totaled $2,002,485.  Legal and professional fees of $231,044 were incurred for services performed for the acquisition and evaluation of the mining prospects as well as for SEC reporting compliance and accounting fees. We also incurred expenses related to the geological studies, field work and site visits of $91,907. Mineral rights expenses were $16,450. The remaining expenses relate to advertising, office, general and administrative and stock transfer agent fees.

Liquidity and Capital Resources:

Since inception to December 31, 2006, we have funded our operations from the sale of securities, issuance of debt and loans from a shareholder.  At December 31, 2006, we had unsecured loans from a shareholder in an aggregate amount of $1,463,346 including accrued interest. The notes bear interest at the rate of 10% and are due on June 30, 2008.  Pursuant to the agreement with the holder of the February 2007 debentures described below, repayment of the principal and interest on the shareholder loan is limited based on operational income.

As of December 31, 2006, our assets totaled $4,910,690, which consisted primarily of mineral rights, land and water rights, and related equipment. Our total liabilities were $4,944,325 which primarily consisted of notes payable and accrued interest to a shareholder of $1,463,346, accounts payable of $1,270,096 and convertible debt of $2,210,883. We had an accumulated deficit of $15,141,973.  Pacific Gold had no working capital at December 31, 2006.

On April 7, 2005 the company borrowed $4,000,000 in principal amount evidenced by original discount debentures, in which it received $2,919,708.  These notes were convertible into common stock at the option of the holders, who during 2005 and 2006 elected to fully convert the outstanding principal.  The company issued 13,333,333 shares on conversion. In addition, the holders were issued warrants to purchase 3,333,333 shares which were exercised for 3,333,333 shares and the company received $33,333 in respect of the exercise price.  The funds received on the issuance of the debentures and the warrants, was used for equipment, construction and general working capital.

In May 2005, the company sold 2,000,000 shares of common stock under prospectus for gross proceeds of $600,000.

On December 13, 2005, the company borrowed $1,500,000 in principal amount evidenced by original discount debentures, in which it received $1,200,000.  These notes were convertible into common stock at the option of the holders, who during 2006 elected to fully convert the outstanding principal.  The company issued 5,000,000 shares on conversion.  In addition, the holders were issued warrants to purchase 4,000,000 shares which were exercised for 4,000,000 shares and the company received $400,000 in respect of the exercise price.  The funds received on the issuance of the debentures and the warrants, was used for equipment, construction and general working capital.

On April 12, 2006 the company borrowed $6,100,000 in principal amount evidenced by original discount debentures, in which it received $3,812,500.  These notes were convertible into common stock at the option of the holders, who during 2006 and 2007 elected to convert part of the outstanding principal.  The company issued 1,800,000 shares on conversion. As of December 31, 2006, there was outstanding $4,800,000 in principal amount, which was further reduced to an outstanding principal amount due of $4,300,000 at February 26, 2007.  In addition, the holders were issued warrants to purchase 6,400,000 shares at an exercise price of $0.30 per share. The holders exercised 800,000 warrants in 2007 at a reduced price of $0.20 for proceeds of $160,000. The funds received on the issuance of the debentures were used for equipment, construction and general working capital.

On February 26, 2007, the company sold $2,440,000 in principal amount of convertible debentures and warrants. The company paid approximately $299,000 in commissions and expenses. The debentures are due on February 26, 2009 and bear interest at a rate of 10%. The debentures and warrants were sold, and the common stock issued on conversion and exercise will be sold, under Section 4(2) of the Securities Act of 1933, as amended, on a private placement basis, to an institutional, accredited investor. The company is receiving the funds from the debentures in three installments, the first of which for $1,035,000 received on February 26, 2007 at the closing of financing.  The company used $540,000 from the first installment to retire $2,700,000 of the outstanding original discount debentures issued April 12, 2006.  The second installment of these debentures will be paid upon filing of a registration statement for the resale by the holder of the debenture of the shares issuable on conversion and the third installment will be paid immediately prior to such registration statement going effective.

Our independent auditors, in their report on the financial statements, have indicated that the company has experienced recurring losses from operations and may not have enough cash and working capital to fund its operations beyond the very near term, which raises substantial doubt about our ability to continue as a going concern. Management has made a similar note in the financial statements.  As indicated herein, we have need of capital for the implementation of our business plan, and we will need additional capital for continuing our operations.  We do not have sufficient revenues to pay our expenses of operations.  Unless the company is able to raise working capital, it is likely that the company either will have to cease operations or substantially change its methods of operations or change its business plan.

New Accounting Pronouncements

Pacific Gold does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Pacific Gold’s results of operations, financial position, or cash flow.

Business

General

Pacific Gold is engaged in the identification, acquisition, exploration and development of mining prospects believed to have gold, tungsten and other mineralizations.  The main objective is to explore, identify, and develop commercially viable mineralizations on prospects over which the company has rights that could produce revenues. These types of prospects may also contain mineralization of metals often found with gold and/or tungsten which also may be worth processing. Exploration and development for commercially viable mineralization of any metal includes a high degree of risk which careful evaluation, experience and factual knowledge may not eliminate, and therefore, we may never produce any significant revenues.

Pacific Gold Corp. currently owns 100% of five operating subsidiaries; Nevada Rae Gold, Inc., Oregon Gold, Inc., Pilot Mountain Resources Inc., Pacific Metals Corp., and Fernley Gold, Inc. in which it holds various prospects in Nevada and Oregon.  The company intends to acquire through staking, purchasing and/or leasing arrangements additional prospects, from time to time, in which there may be gold, tungsten and/or other mineral deposit potential.

Gold Orientation

Throughout history gold has been a desired metal for monetary purposes and for jewelry. Because there is an active market for gold and consistent demand and use, we believe that if we find a viable mineralization, we will be able to sell any gold we produce with little difficulty.  Of course, there is no assurance that we will find any mineralization or one that is commercially viable.  Fundamentally, whether or not a mineralization is viable depends on the cost of production versus the price at which we can dispose of the metal.  We believe that alluvial and placer deposits are less expensive to operate to produce saleable product.  We also believe that the required filings and permits are easier to obtain for these kinds of prospects than for underground mines.  Based on the current estimates of operating costs and the current price of gold in the global market, we believe these kinds of prospects can be operated profitably if there is a sufficient percentage of the mineralization in a particular prospect to be commercially viable.

We have obtained and in the future will seek prospects in areas where there have been previous mining operations.  We believe that this gives some indication that there may be mineralizations within our prospects to justify the cost of staking, maintenance and exploration.

Tungsten Orientation

The word tungsten means “heavy stone” in Swedish. Tungsten is a grayish-white lustrous metal which exhibits many important physical properties including a high melting point and density, as well as good thermal and electrical conductivity, a low coefficient of expansion, excellent corrosion resistance, and exceptional strength at elevated temperatures.

Tungsten is an important strategic metal for which there is no known substitute. Tungsten is valued as the extremely hard carbide used in cutting and wear-resistant components, and as the metal or alloy for lamp and lighting filaments and electrodes, electrical and electronic contact surfaces, heat and radiation shielding in high temperature furnaces and x-ray equipment, and electrodes in certain welding methods.

Tungsten is an essential commodity and offers versatility in many everyday uses such as: light bulbs, television sets, microwave ovens, other electrical consumer products; metal cutting tools, drill bits, mining tools, military tools; and wear-resistance parts for industries such as automotive and construction.

Nevada Rae Gold, Inc.

The prospects held by Nevada Rae are located among the Crescent Valley placer deposits, in the bullion mining district of Lander County, Nevada.  They are about two miles from the town of Crescent Valley, and some 50 miles west of Elko, Nevada.  The area is about 175 miles northeast of Reno, Nevada.

The area is accessible by an all-weather asphalt road and about 22 miles from Interstate 80.  The property where the prospects are located has an all weather gravel road established in the 1970’s for prior mining operations of barite.  The prospects also have access to electricity and water sufficient for exploration, development and later extractive and milling activities if warranted and undertaken.

The climate is typically hot and semi-arid with temperatures rising to above 100 degrees Fahrenheit in the summer to below freezing in the winter.  Freezing temperatures are only sporadically encountered in the winter months of December and January and are not likely to have serious affect on operations.  Precipitation is minimal and offers little or no operational problems.

The nearby towns appear to have a supply of skilled workers familiar with earthmoving equipment and surface mining experience.  Equipment also appears to be available for purchase or lease.  In the vicinity there is state supplied electricity and water can be obtained from wells at approximately 560 feet.  We have acquired 100% of two existing wells in the area which can supply the necessary amounts of water for the operation as we intend to employ re-circulation methodologies.  We have also acquired 13.67 acres of fee land available adjacent to the wells which can accommodate the mill, tailings ponds, workshop and on-site office.  The wells and adjacent land are approximately three miles from the mining claims.  This land and the two wells have been formally analyzed and tested by the State of Nevada and Chemrox Technologies, an environmental specialist firm that the company hired to provide it with professional services in due diligence, mine planning, groundwater modeling, water restoration, environmental permitting, and reclamation, and are determined to be in excellent condition, free of any contaminants. The tests also confirmed that the certified capacity of each well exceeds the output rates required by Nevada Rae to successfully operate its proposed processing plant.

Production History

Gold mineralization was first discovered in 1907 in the Crescent Valley area, and thereafter intermittent work was carried out up to World War II.  In the 1930s an exploration program was carried out with a number of shafts sunk in the Mud Springs Gulch area.  These studies identified quantities of gold mineralization situated close to the bedrock at the bottom of the alluvial areas.  In the late 1970s there was barite mining and milling in the area using open pits.  In the mid-1980s the barite mining operations were purchased and modified and there was some recovery of gold mineralization during the later 1980’s and 1990’s at low extractive rates.

History of Mining

Most of the historical work was carried out over a 3-4 mile section in Mud Springs Gulch, but there are older exploration pits throughout the company’s prospects. There appear to be about thirty exploration shafts sunk through the gravels to bedrock.  This work was conducted in the 1930’s, but there are no detailed results available.  Little work was done in the Black Rock Canyon during the historical period.

In 1978, Major Barite Inc. implemented an operation to mine and process barite from several small, open pits within the project area.  In 1982 the barite market collapsed, and the company turned its attention to placer gold exploration and development.  There was a program of bulk sampling in the drainages for gold.  Trenches and pits were dug and processed from locations in Black Rock Canyon, Mud Springs Gulch, Tub Springs Gulch and Rosebud Gulch.  A widespread occurrence of placer gold was discovered, but Major Barite Inc. ceased operations in 1984.  In 1984, the area was taken over by Mr. John Uhalde who continued to explore and develop the placer gold resources in the project until his death in 2001.  Mr. Uhalde operated his placer mine under a small miners permit.

The prospects are located within the Battle Mountain – Crescent Valley Gold Trend in Lander County, Nevada.  In the area are current mining operations of the Placer Dome and Kennecott companies.

Local Geology

The prospects are located among the easterly alluvial deposits of the Shoshone Mountain range and merge with the sediments of Crescent Valley.  It is posited that this area is the remains of a large, ancient lakebed.  The project consists of three main drainages: Black Rock Canyon, Mud Springs Gulch and Tub Springs Gulch.  The alluvial deposits are typically 100 to 300 feet wide and with depths of up to 90 feet, but the alluvial – sedimentary material can reach thicknesses in excess of 500 feet thick in areas.  The thickness of the gravels is judged to become progressively greater as one moves eastwards from the mountains.  It is estimated that the gravels are between 16 and 90 feet below the surface with an average thickness of about 30 feet.  The gravels are typically dry and light brown pebble and occasionally boulder gravels.  Oversized material is rare.  Compositionally, the coarse material is mainly rounded cherts and metavolcanics with occasional weathered and variable granodiorite.  The uppermost layers, generally running about 6 to 8 feet in depth, will have to be removed to access the gravels likely to have the mineral deposits sought.  It is believed that the gravels will have little clay and will present few processing problems.

There is no information on the vertical distribution of gold mineralization within the gravels.  Through historical records from shaft-sinking suggests that the gravel becomes courser with depth, coinciding with an increase in the percentage of oversize boulders.  It is believed that the best gold mineralization levels are obtained at the bedrock interface.

Prospects

Nevada Rae has staked prospects covering approximately 1,340 acres of the alluvial deposits among the Crescent Valley projects mentioned above.  In addition, it leased approximately 440 acres of land adjacent to its staked prospects from Corporate Creditors Committee LLC, by lease dated October 1, 2003.  The lease covers acreage in Section 9, Township 29 North, Range 47 East, Mount Diablo Meridian, Bullion Mining District, Lander County, Nevada.  Under the lease, it has the right to the gold, silver, platinum, palladium and other precious and base metals within the placers and gravels of the leased premises, with exclusive right to prospect and explore for, mine by open pit methods, mill, prepare for market, store, sell and dispose of the same and use, occupy and disturb so much of the surface as Pacific Gold determines useful, desirable or convenient.  The lease term is ten years, renewable for an additional ten years.

Operations

In 2004 and 2005 Nevada Rae permitted the mine with the Bureau of Land Management (BLM), and the Nevada State Division of Environmental Protection (NDEP). The property is now referred to as the Black Rock Canyon Mine.

During 2005, Nevada Rae built a mining and milling facility at the Black Rock Canyon Mine.

In 2006 the Company began production at the Black Rock Canyon Mine. In late 2006, based on preliminary results at the Black Rock Canyon Mine, Nevada Rae began modifications to the site equipment and facilities.

In general, the operations will require the excavation of the gravel within the prospect.  Typically, the vegetation and minor soil cover will be stripped and side cast for future reclamation.  The mineralization bearing gravel will be dug with an excavator until bedrock is reached, and material will be hauled via 100 ton haul trucks to the mill site. The concentrate mill area will be about three miles away from the mine site.  The mill site will be equipped with two functioning wells for process water and will be connected to the power grid.  The mill and power screening unit will be set up on the private, fee land owned by the company.

Oregon Gold, Inc.

Oregon Gold has a number of prospects in the Siskiyou National Forest, in Josephine County Oregon.  These prospects cover approximately 280 acres of placer deposits in one area and another 37 acres in a second, almost contiguous area.  The property is accessible from a gravel road that connects with a local paved road.  Maintenance of the gravel road is moderate.  In some places a stream must be forded for access.  Generally, there is ample water from the perennial stream bordering the prospects available for exploratory and later implementation of the business plan.  Water use is subject to meeting permitting requirements.  Power will be available through generators brought to and operated onsite.

Oregon Gold currently owns the Defiance Mine and additional claims in Josephine County, Oregon.  The company operated the Defiance Mine during the summer and fall of 2004. Mining activity concluded for the winter at the end of November 2004.

In June of 2005 the Company conducted a testing program on the Bear Bench claims. The testing confirmed gold presence and indicates future testing is warranted. Currently the Company is focusing on its operations in Nevada at the Black Rock Canyon Mine.

In 2005, Pacific Gold Corp. completed a merger between Grants Pass Gold, Inc. and Oregon Gold, Inc. with Oregon Gold being the surviving entity. The Company undertook this exercise in order to consolidate its operations in the region.

Fernley Gold, Inc.

Fernley Gold, Inc. entered into a lease agreement in 2004 for the right to mine the property and claims known as Butcher Boy and Teddy.  The property and claims are located 34 miles east of Reno, Nevada, just off highway I-80.  The area known for placer gold mineralizations, and commonly referred to as the Olinghouse Placers, has a rich mining history.  The Company has completed a sampling program to confirm reported grades by a previous property owner.

Pilot Mountain Resources Inc.

In August 2005, Pacific Gold Corp. established a new subsidiary called Pilot Mountain Resources Inc. Pilot Mountain acquired Project W.  Project W is primarily a tungsten project located in Mineral County, Nevada. Elevated tungsten values occur throughout the area, and there are known mineral resources within the claim area. The property is located approximately 21 miles east of the town of Mina with access through an all-weather, county-maintained gravel road and a network of further trails. Mina is 168 miles south-east of Reno on Route 95. The claims are located at an average elevation of 6,500 feet.

Resource calculations from a feasibility study completed by Kaiser Engineers place the size of Project W at 9,061,600 tons, grading 0.386% Tungsten Tri-oxide (WO3) of combined proven, probable and possible ore, or approximately 35,000 tons of WO3.

The terms of the acquisition of Project W call for Pilot Mountain Resources Inc. to pay to Platoro West a 2% gross royalty on all mineral sales from Project W. In addition to the claims, Pilot Mountain Resources Inc. received copies of previously prepared working documents and reports regarding Project W.

Overview

Project W is primarily a tungsten project located in Mineral County, Nevada.  Elevated tungsten values occur throughout this area, and there are known mineral resources within the claim area.  The claims are located at an average elevation of 6,500 feet.

The property is located approximately 21 miles east of the town of Mina with access through an all-weather, county-maintained gravel road and a network of further trails.  Mina is 168 miles southeast of Reno on Route 95.

The company has claims within the project area covering approximately 600 acres.

History

Project W encompasses three distinct occurrences of tungsten mineralization – Desert Scheelite, Gunmetal and Garnet.  During the 1970's and early 1980's, diamond drilling conducted by both the Duval Corporation and Union Carbide Corporation resulted in these three principal areas being delineated.  Reports addressing the occurrences of tungsten mineralization and estimates of resources of Project W have been written by personnel of Duval Corporation, Union Carbide Corporation and independent consultants including Kaiser Engineers, Inc. and David S. Robertson and Associates.  Pilot Mountain Resources Inc. has access to these reports through its agreement with Platoro West Incorporated.

In 1981, the project was the subject of a feasibility study undertaken by Kaiser Engineers Inc.  While the study concluded that a combination of open-pit and underground mining would return an acceptable profit, the tungsten market collapsed shortly thereafter and the project remained idle until the demise of the Metals and Mining Division of Union Carbide during the late 1980's.

Geology

The tungsten ore occurs principally in the form of the mineral scheelite within garnetiferous tactites adjacent to contacts of quartz monzonite and granodiorite intrusions.  The tactites are genetically related to the intrusives and are products of metasomatically altered carbonate rocks of the upper Luning Formation which locally contain potentially important amounts of sphalerite, chalcopyrite, molybdenite and argentiferous galena.

Project W is composed essentially of layered rocks of the Permian to Lower Jurassic ages which have a combined maximum thickness of over 20,000 feet.  The oldest unit exposed on the property is the Mina Formation which consists principally of chert, sandy argillite and a number of tuffaceous units which are exposed as high, jagged cliffs to the south of the Desert Scheelite tungsten occurrence across a prominent fault scarp.  The Mina Formation is overlain by the Luning Formation, the host unit for the tungsten mineralization on the property.  The Luning Formation is made up of three, equally thick members with a collective thickness of approximately 8,000 feet.  The upper member consists predominantly of limestone and to a much lesser extent, fine grained clastic sediments. The middle member is composed of a uniform sequence of conglomerates, quartzites and mudstones and the lower member consists of carbonate and clastic sediments.  Most of the known tungsten occurrences and deposits on the property are confined to the upper member of the Luning Formation.

The tactites, metasomatic replacement bodies which host the tungsten occurrences on the property, are stratigraphically controlled and generally are proximal to quartz monzonite and/or granodiorite intrusives.  Two groups of tactites are recognized: a dark-colored, iron-rich, brown garnet group, which hosts most of the tungsten mineralization, and a light-colored, low-iron group which contains tan-colored garnets.  The tactites generally occur in a number of parallel horizons.  Scheelite is the only significant tungsten-bearing mineral on the property.  It is yellow in color and can contain minor amounts of molybdenum.

Regulation

The exploration and development of a mining prospect is subject to regulation by a number of federal and state government authorities.  These include the United States Environmental Protection Agency and the Bureau of Land Management as well as the various state environmental protection agencies.  The regulations address many environmental issues relating to air, soil and water contamination and apply to many mining related activities including exploration, mine construction, mineral extraction, ore milling, water use, waste disposal and use of toxic substances.  In addition, we are subject to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals and taxation.  Many of the regulations require permits or licenses to be obtained and the filing of Notices of Intent and Plans of Operations, the absence of which or inability to obtain will adversely affect the ability for us to conduct our exploration, development and operation activities.  The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

We must comply with the annual staking and patent maintenance requirements of the States of Nevada and Oregon and the United States Bureau of Land Management.  We must also comply with the filing requirements of our proposed exploration and development, including Notices of Intent and Plans of Operations.  In connection with our exploration and assessment activities, we have pursued necessary permits where exemptions have not been available although, to date, most of these activities have been done under various exemptions.  We will need to file for water use and other extractive-related permits in the future.

Competition

We expect to compete with many mining and exploration companies in identifying and acquiring claims with gold mineralization. We believe that most of our competitors have greater resources than us. We also expect to compete for qualified geological and environmental experts to assist us in our exploration of mining prospects, as well as any other consultants, employees and equipment that we may require in order to conduct our operations. We cannot give any assurances that we will be able to compete without adequate financial resources.

Management

Our directors and executive officers are as follows:

NAME	AGE	POSITIONS
Robert Landau	35	Chief Executive Officer and Chairman
Mitchell Geisler	36	Chief Operating Officer, Treasurer, Secretary and Director
Jacquelyn Glazer	33	Chief Financial Officer

Mr. Robert Landau has been the chief executive officer of the company since April 2005.  He has been the president and director of ZDG Investments Limited since May 1999.  Mr. Landau’s experience includes the founding and financing of development stage businesses.  Previously, he was an Actuarial Consultant with a large multi-national consulting firm.  He has a Bachelor of Commerce – Actuarial Science and Finance degree from the University of Toronto in Toronto, Ontario, Canada.

Mr. Mitchell Geisler was the president and chairman of the board from January 2001 to April 2005 when he became the chief operating officer upon the appointment of Mr. Landau as chief executive officer.  Mr. Geisler has been the treasurer and secretary of the company since October 2002.  Mr. Geisler has more than 15 years of experience in the hospitality and services industry.  From 1998 to 2001, Mr. Geisler was president and operator of the Toronto-based 52 Restaurants Inc.  Mr. Geisler is a graduate of Toronto’s York University in Toronto, and also studied at the University of Tel Aviv.  Mr. Geisler, until June 2003, was a director and president and treasurer of GL Energy and Exploration, Inc., a development stage company engaged in the mineral exploration business.

Ms. Jacquelyn Glazer was appointed the Chief Financial Officer of the Company in May 2005.  She is a member of the Chartered Accountants of Ontario and British Columbia and has previously held positions with consulting firms in the business risk, internal audit and corporate restructuring sectors.  From September 2004 to May 2005, Ms. Glazer was with Protiviti Inc. as a Manager of Business Risk and Internal Audit.  From January 2001 to September 2004, Ms. Glazer was an Associate in the Insolvency and Business Restructuring Group of RSM Richter Inc.

During the last five years, no officers or directors have been involved in any legal proceedings, bankruptcy proceedings, criminal proceedings or violated any federal or state securities or commodities laws or engaged in any activity that would limit their involvement in any type of business, securities or banking activities.

Directors

Each director will hold office until the next meeting of stockholders or until his successor is duly appointed and qualified.  Directors do not receive any compensation for their services at this time. In the future, if Pacific Gold has non-employee directors, it expects it will provide a compensation package primarily based on stock options and reimbursement for direct expenses.

Committees of the Board of Directors

The board of directors of Pacific Gold has no committees.  In the future, it may establish audit and compensation committees.

Independence of Directors

Our common stock is traded on the over-the-counter bulletin board.  Therefore, the company is not required to have independent members of the board of directors.  Mr. Landau and Mr. Geisler are not independent directors, as they are employees of the company.

Certain Relationships and Related Transactions

As of December 31, 2006, the Company received various loans totaling $1,463,346 including accrued interest from ZDG Investments Limited, which owns 5,000 shares and is related to ZDG Holdings Inc. in order to fund the business operations.  There are two notes. The first is a secured note in the amount of $195,000 plus accrued interest due on August 27, 2007. The second note is for $1,200,000 and is unsecured, bearing 10% simple interest and due June 30, 2008. ZDG Investments has agreed to receive no repayment on the current notes, unless from cash flow generated by the Company, until the Series D convertible debentures are retired.

Limitation on Directors’ Liabilities

The bylaws of Pacific Gold provide for full indemnification of its directors and officers under Nevada law.  Nevada law provides that a corporation may indemnify any person who is a party to a suit or action or threatened to be made a party to a suit or action, unless the action is by the corporation or is a derivative action on behalf of the corporation when the suit or action is based on his actions on behalf of the corporation or is based on his actions taken at the request of the corporation, and the actions were taken in good faith for the best interests of the corporation.  Indemnification will include expenses, attorney fees, judgments, fines and settlement amounts.  Where a director or officer is successful on the merits of any suit or action brought against him by reason of his actions for or on behalf of the corporation, he shall be fully indemnified.  Pacific Gold may advance expenses in connection with a suit or action against its directors and officers if approved by the stockholders or directors who are not part of the action.  Pacific Gold may obtain insurance for any of the indemnification obligations or may provide other financial arrangements such as establishment of a trust fund or program of self insurance.

Executive Compensation

The following table reflects compensation paid to our officers and directors for the fiscal years ended December 31, 2004, 2005 and 2006.

				STOCK
		SALARY		AWARDS	OPTION	TOTAL
NAME AND		(1)	BONUS	(2)	AWARDS	COMPENSATION
PRINCIPAL POSITION	YEAR	($)	($)	($)	($)	($)

Rob Landau	2006	$13,531	$0	$349,000	$21,300	$383,831
CEO, President & Director	2005	$5,740	$0	$196,000	$18,755	$220,495

Mitchell Geisler	2006	$63,586	$9,999	$277,900	$17,750	$369,235
COO & Director	2005	$45,011	$5,000	$117,000	$15,629	$182,640
	2004	$36,000	$0	$0	$0	$36,000

Jacquelyn Glazer, CFO	2006	$68,269	$0	$25,000	$17,750	$110,019
	2005	$41,379	$0	$25,000	$15,629	$82,008

______________

(1)

Amounts noted are actual amounts paid in 2006.  Annual compensation, per employment agreements, is as follows:

	2006	2005
Robert Landau	$12,000	$96,000
Mitchell Geisler	$66,000	$72,000
Jacquelyn Glazer	$79,000	$76,000

(2)

Amounts noted are total share amounts issued in 2005 and 2006, including salary and bonus paid in shares. Annual bonus compensation paid in shares for 2005 and 2006, was as follows:

	2006	2005
Robert Landau	$252,000	$150,000
Mitchell Geisler	$252,000	$105,000
Jacquelyn Glazer	$25,000	$25,000

Grants of Plan Based Awards
Name	Grant Date	Number of Securities Underlying Options Granted	Exercise of Base Price ($/sh)
Robert Landau, CEO	6/30/2006	75,000	$0.30
Robert Landau, CEO	12/31/2006	75,000	$0.30
Mitch Geisler, COO	6/30/2006	62,500	$0.30
Mitch Geisler, COO	12/31/2006	62,500	$0.30
Jacquelyn Glazer, CFO	6/30/2006	62,500	$0.30
Jacquelyn Glazer, CFO	12/31/2006	62,500	$0.30

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

The company has three executive officers, two of whom are the company’s directors.  The board of directors fulfills the functions of a separate compensation committee as a result of its size and overlap of persons, and decisions by the board of directors are made in conjunction with human resources director.  The board of directors generally initiates and approves the compensation decisions at the executive level, and at the employee level the human resources director initiates the compensation decisions with the approval of management but where necessary with the board of directors involvement.  Annual bonuses for executives are determined by the board of directors.

The goal of the compensation program is to adequately reward the efforts and achievements of executive officers for the management of the company.  The company has no pension plan and no deferred compensation arrangements.  The company has not used a compensation consultant in any capacity.

Each of the three executive officers of the company has an employment agreement that outlines salary and benefit arrangements. The three agreements have similar terms which include but are not limited to; base salaries of cash and company stock, option grants, four weeks annual vacation and 50% paid medical benefits. Each of the officers is subject to confidentiality provisions. The agreements allow for the employee to terminate on 30 days notice to the company and for the company to provide three months severance on termination of the employee. The agreements are reviewed on an annual basis.

Compensation of Directors

Persons who are directors and employees are not currently additionally compensated for their services as a director.  There is no plan in place for compensation of persons who are directors who are not employees, but it is expected that in the future we will create a remuneration and expense reimbursement plan. It is anticipated that such a plan would be primarily based on stock options.

Employee Benefit Plans

On October 3, 2002, a stockholder owning more than a majority of the Company's common stock executed and delivered a written consent approving the 2002 Performance Equity Plan authorizing up to 3,000,000 shares of common stock for structuring compensation arrangements and to provide an equity incentive for employees and others who are awarded shares under the 2002 Plan. None of the awards as provided under the 2002 Plan are allocated to any particular person or class of persons among those eligible to receive awards. We issued 1,353,157 shares under this plan during 2005.

On December 28, 2005 the company received consents from shareholders of 17,877,382 shares, representing a majority of the shares entitled to vote, approving the 2006 Performance Equity Plan which provides for the issuance under awards of 10,000,000 shares of common stock.  The company filed with the SEC and distributed on January 10, 2006 an Information Statement to the shareholders who had not given their consent in accordance with state and federal law. No awards have been issued under the 2006 Performance Equity Plan.

Both plans are administered by the board of directors. The awards that may be granted include incentive and non-incentive options, stock appreciation rights, restricted stock, deferred stock and other stock based grants. The board of directors, at the time of an award determines the type of award, exercise price, vesting schedule and expiration date. The minimum exercise price under the plans is $0.02. Incentive options may be granted only to employees, otherwise, awards may be granted to officers, directors, employees, and consultants. The plan provides for acceleration of vesting of outstanding awards in the event of a non-approved acquisition of more than 50% of the combined voting power of the Company.

Principal Stockholders

The following table sets forth the beneficial ownership of our common stock by all stockholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class(2)
Robert Landau(3)	18,090,057	30.2%
Mitchell Geisler(4)	1,263,597	2.3%
ZDG Holdings Inc. (5)	16,600,000	29.8%
Jackie Glazer(6)	283,633	0.5%

All directors and executive officers as a group (three persons) (7)	18,377,287	33.0%

____________________________________

*

Less than 1%.

(1)

Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them, subject to community property laws, where applicable.

(2)

There are 59,647,970 shares of common stock currently issued and outstanding.  Each person beneficially owns a percentage of our outstanding common shares which such person has the right to vote or dispose and can acquire within 60 days of April 2, 2007 upon the exercise or conversion of options, warrants or convertible securities.

(3)

Includes 1,485,057 shares held of record by Mr. Landau.  Includes 225,000 shares subject to currently vested options held by Mr. Landau and does not include 75,000 shares subject to options that vest in the future.  Includes 16,600,000 shares of common stock held by ZDG Holdings Inc. and 5,000 shares of common stock held by ZDG Investments over which Mr. Landau has voting and dispositive control, although he disclaims pecuniary interest in a portion of the shares held by those entities.  Mr. Robert Landau’s address is c/o Pacific Gold Corp., 157 Adelaide Street West, Suite 508, Toronto, Ontario, Canada M5H 4E7.

(4)

Includes 187,500 shares subject to currently vested options and does not include 62,500 shares subject to options that vest in the future.  The business address of Mr. Geisler is c/o Pacific Gold Corp., 157 Adelaide Street West, Suite 508, Toronto, Ontario, Canada M5H 4E7.

(5)

The business address of ZDG Holdings Inc. is 477 Richmond Street West, #301, Toronto, Ontario, M5V 3E7.  Mr. Robert Landau, the chief executive officer of the company is also the president of ZDG Holdings Inc. and has voting and dispositive control over their shares of common stock.

(6)

Includes 187,500 shares subject to currently vested options and does not include 62,500 shares subject to options that vest in the future.  Includes 2,800 shares owned by her husband.

(7)

See Notes 3, 4 and 6, above.

Description of Securities

Common Stock

Our certificate of incorporation authorizes us to issue up to 200,000,000 shares of common stock, par value $.001 per share.  There are 59,647,970 shares issued and outstanding as of the date of this prospectus.

Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends.  Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock.  The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively.  Holders of common stock have no preemptive rights.  All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Preferred Stock

Pacific Gold is authorized to issue up to 5,000,000 shares of preferred stock, $.001 par value.  There are no shares of preferred stock issue and outstanding as of the date of this prospectus.

The preferred stock may be characterized as "blank check" stock.  This means that the board of directors, without any action by the stockholders of common stock, have the right, from time to time, to designate some or all of the preferred stock into one or more series, and fix for each series the number of shares, full or limited voting powers, and the designations, preferences, participating, optional and other special rights, and the qualifications, limitations or restrictions of the various aspects of a series.  Because of this ability of the board of directors, the preferred stock may be issued quickly and contain provisions that may have an anti-takeover effect, which may not be in some or all of the interests of subordinate preferred stock and common stockholders.  In addition, because the board of directors may create convertible and paid-in-kind features for a series of preferred stock, if these features use common stock, Pacific Gold may become committed to issue or issue additional common stock from time to time. Any commitment for additional common stock to be issued or actually issued pursuant to the terms of any series of preferred stock may have various results including: (i) an absolute dilutive effect on the current stockholders percentage ownership of the then outstanding common stock and depending on the amount paid for the issued series of preferred stock and payable on conversion, if any amount is to be paid, a financial dilutive effect on previously issued equity securities of the company, including the common stock, (ii) the potential issuance may cause "overhang" issues and impair the marketability or price of the common stock in any public market on which the common stock may be traded, or (iii) may require the company to issue additional common stock at time that is in opportune for Pacific Gold or its  stockholders. The preferred stock does not have any pre-emptive rights.

Original Discount Convertible Debentures Issued 2006

Pacific Gold issued original discount convertible debentures on April 12, 2006, in the aggregate principal amount of $6,100,000, with a maturity date of April 12, 2009.  The company received an aggregate of $3,812,500 after deduction of the interest discount.  Pacific Gold paid approximately $305,000 to HPC Capital Management as a cash commission and issued a warrant to purchase up to 300,000 shares of common stock on the same terms as the investors.  The imputed interest rate on the April 2006 debentures is 10%.  All the debentures are unsecured.  They may be converted into common stock at the rate of $1.00 per share, at any time, subject to certain limitations.  The principal limitation is that the amount converted at any one time may not result in shares exceeding 4.99% of the outstanding common stock immediately after the conversion.  If the company fails to deliver the certificates on conversion in a timely manner, it will pay liquidated damages and be liable for by-ins imposed on the holder.  The conversion rate is subject to adjustment for stock dividends, stock splits, subsequent equity sales at less than the defined base conversion rate and corporate reorganization events.  The debentures may not be prepaid unless consent is received from the holders and there is paid a premium of 30% of the amount being repaid.  On February 26, 2007, the company repurchased $2,700,000 of these debentures from the investors for $540,000, and currently there are $1,600,000 in principal amount outstanding.

Common Stock Purchase Warrants Issued 2006

In connection with the issuance of the debentures, Pacific Gold issued to the holders of the convertible debentures an aggregate 6,100,000 common stock purchase warrants.  Subsequently, warrants to purchase 4,500,000 shares of common stock were transferred to a third party in connection with the February 2007 debt financing.  Pacific Gold also issued warrants to HPC Capital Management to acquire up to 300,000 shares of common stock.  The warrants are exercisable at $0.30 per share and are exercisable until April 12, 2009.  If the warrants are not exercised by the expiration date, they will convert into common stock on a cashless basis based on a market formula.  The warrants may not be exercised in an amount that results in the holder having more than 4.99% of the outstanding common stock immediately after the exercise. If the company fails to deliver the certificates on exercise in a timely manner, it will pay liquidated damages and be liable for by-ins imposed on the holder.  The exercise price is subject to adjustment for stock dividends, stock splits, subsequent equity sales at less than the defined base exercise price and corporate reorganization events.

Convertible Debentures Issued 2007

Pacific Gold issued convertible debentures on February 26, 2007, in the aggregate principal amount of $1,035,000 to an investor with a commitment to issue an additional $1,405,000 against additional loan proceeds if the company registers a certain number of shares into which they are convertible.  Each of these debentures, when issued, will be due February 26, 2009 and bear interest at the annual rate of 10%.  The debentures and related obligations of the company for this financing are secured by all the assets of Pacific Gold and its subsidiaries.  The company is to prepay the principal starting July 1, 2007 and on each month thereafter.  The company has the right to pay the installments and any interest amounts due with shares of common upon due notice provided the common stock is trading and it is registered for resale.  The company can also redeem the principal amount from time to time if the same conditions are met.  The conversion rate is the lower of $0.18 and 80% of the average of the two lowest volume weighted average prices of the common stock during the 10 consecutive trading days before the conversion date. The holder also has the right to convert the principal from time to time.  The conversion price is subject to adjustment for stock splits, stock combinations and similar corporate events.  If the company fails to deliver certificates on conversion in a timely manner, it will be responsible for damages to the investor.

Common Stock Purchase Warrants 2007

In connection with the issuance of the debentures, Pacific Gold issued to the investor of the convertible debentures an aggregate 6,000,000 common stock purchase warrants.  The warrants are exercisable at $0.216, until February 26, 2012.  If the company fails to deliver the certificates on exercise in a timely manner, it will pay damages to the investor.  The exercise price is subject to adjustment for stock dividends, stock splits, subsequent equity sales at less than the defined base exercise price and corporate reorganization events.  In certain circumstances, the warrants may be exercised on a cashless basis.

Transfer Agent

The transfer agent and registrar for common stock is Olde Monmouth Stock Transfer Co. Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey, 07716.

Selling Stockholders

The following table provides certain information about the selling stockholders’ beneficial ownership of our common stock at May 9 , 2007 and assumes all the convertible debentures and common stock purchase warrants are converted or exercised without regard to any conversion or exercise limitations or anti-dilution adjustments.  It also assumes the sale of all of the shares offered by the selling stockholders under this prospectus.  Unless otherwise indicated, the selling stockholder possesses sole voting and investment power with respect to the securities shown.

	Prior to Offering			After Offering
	Maximum Number of Shares that may be Beneficially Owned	Percentage Of Class	Maximum Number or Shares that may be Sold	Number of Shares Beneficially Owned	Percentage Of Class
Crescent International Inc.(1)	7,357,539	4.99%(3)	7,357,539	-0-	-0-
HPC Capital Management(2)	247,000	*	247,000	-0-	-0-

_____________________________

*

Less than one percent.

 (1)

Mel Craw, Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd. have voting and investment discretion over the shares of common stock owned by Crescent International Ltd.  Messrs. Craw, Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.  The selling stockholder is not a registered broker-dealer and is not affiliated with any registered broker-dealer.  The securities to be acquired on conversion or exercise of outstanding securities will be acquired for investment.  The selling stockholder does not have any agreement or understanding, direct or indirect, with any party to distribute the securities.

(2)

HPC Capital Management Corp. is a registered broker-dealer with the NASD.  The shares registered represent shares underlying a private placement warrant issued in connection with services rendered in the placement of securities.

(3)

The convertible debentures and warrants may only be exercised up to an amount that would cause the holder to have 4.99% of the outstanding common stock at any one time.

Plan of Distribution

Each selling stockholder of the common stock offered for sale hereunder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter bulletin board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The company is required to pay certain fees and expenses incurred by the company incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as a mended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Changes in Registrant’s Certifying Accountant

On September 8, 2005, Pacific Gold Corp. (the “Company”) dismissed Malone & Bailey, PC, as its independent certified public accountants.  The decision was approved by the Board of Directors of the Company.

The report of Malone & Bailey, PC, dated March 23, 2005, on the Company’s consolidated financial statements for the fiscal year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion.  During the Company’s fiscal year ended December 31, 2004 and any subsequent interim period preceding the termination, there were no disagreements with Malone & Bailey, PC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Malone & Bailey PC would have caused Malone & Bailey, PC to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

The Company requested that Malone & Bailey, PC furnish it with a letter addressed to the Securities and Exchange Commission (“SEC”) stating whether or not it agrees with the Company’s statements in this Item 4.01(a).  A copy of the letter furnished by Malone & Bailey, PC in response to that request, dated September 12, 2005, is filed as Exhibit 16.1 to the Form 8-K reporting the change.

On September 8, 2005, Mantyla McReynolds LLC (“Mantyla”) was engaged as the Company’s new independent certified accountants.  During the two most recent fiscal years and the interim period preceding the engagement of Mantyla, the Company has not consulted with Mantyla regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement or event identified in paragraph (a)(1)(iv) of Item 304 of Regulation  S-B.

Legal Matters

Graubard Miller, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

Experts

Our audited financial statements for the period ended December 31, 2006 and 2005 have been included in the registration statement in reliance upon the report of Mantyla McReynolds, LLC, independent registered public accountants appearing in this registration statement, and upon the authority of that firm as experts in accounting and auditing.

Where You Can Find Additional Information

We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus.  This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC.  For further information, please see the registration statement and accompanying exhibits.  Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions.  The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC’s principal office at 100 F. Street, N.E., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC.  Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC’s website, http://www.sec.gov.

MantylaMCREYNOLDS LLC

                   The CPA. Never Underestimate The Value.K

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Pacific Gold Corp.

We have audited the accompanying consolidated balance sheet of Pacific Gold Corp. as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Gold Corp. as of December 31, 2006 and the results of operations and cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Pacific Gold Corp. will continue as a going concern.  As discussed in Note 14 to the financial statements, the Company has accumulated losses and negative cash flow from operations and a deficit in working capital.  These issues raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 14.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mantyla McReynolds, LLC

Salt Lake City, Utah

March 15, 2007

Pacific Gold Corp.
Consolidated Balance Sheet
December 31, 2006

ASSETS
Current Assets:
Cash	$86,853
Restricted Cash	87,505
Accounts Receivable, net-Note 1	407
Inventory-Note 1	26,251
Prepaid Expenses	52,026
Total Current Assets	253,042

Property and Equipment:
Proved Development
Acquisition and Development Costs	371,043
Less: Accumulated Depletion	(300)
Probable Undeveloped	10,000
Equipment	3,817,767
Less: Accumulated Depreciation	(637,173)
Building	810,936
Less: Accumulated Depreciation	(89,806)
Water Rights and Wells	90,000
Land	13,670
Total Property and Equipment, net-Note 2	4,386,137

Other Assets:
Deposits	62,792
Reclamation Bond	208,719
Total Other Assets	271,511
TOTAL ASSETS	$4,910,690

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts Payable	$661,721
Accrued Expenses	608,375
Accrued Interest	68,346
Notes Payable - Shareholder-Note 3	1,395,000
Total Current Liabilities	2,733,442

Long Term Liabilities:
Convertible Debenture-Note 5	2,210,883
Total Liabilities	4,944,325

Stockholders' Deficit: Note 6
Preferred Stock - $0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding	-
Common Stock - $0.001 par value; 200,000,000 shares authorized, 55,671,797 shares issued and outstanding	55,672
Additional Paid-in Capital	15,052,666
Retained Deficit	(15,141,973)
Total Stockholders' Deficit	(33,635)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,910,690

See accompanying summary of accounting policies and notes to financial statements.

Pacific Gold Corp.
Consolidated Statements of Operations
For the Years Ended December 31, 2006 and 2005

	2006	2005
Revenue:
Revenue - Mineral Sales	$85,522	$-
Production Costs	462,814	-
Gross Margin	(377,292)	-

Operating Expenses:
Mineral Rights Expense	26,387	16,450
General and Administrative	2,881,723	1,727,389
Depreciation	687,791	231,519
(Gain)/Loss on Sale of Assets	110,642	5,544
Asset Write Down	250,104	21,583
Total Operating Expenses	3,956,647	2,002,485

Net Loss from Operations	(4,333,939)	(2,002,485)

Other Income and Expenses:

Interest Income	3,963	4,153
Other Income	-	8,070
Interest Expense	(4,505,735)	(3,025,901)
Total Other Income/Expenses	(4,501,772)	(3,013,677)

Loss before income taxes	(8,835,711)	(5,016,162)
Provision for income taxes-Note	-	-

Net Loss	$(8,835,711)	$(5,016,162)

Basic and Diluted Loss per Share	$(0.17)	$(0.17)

Weighted Average Shares Outstanding:
Basic and Diluted	51,262,387	28,687,715

See accompanying summary of accounting policies and notes to financial statements.

Pacific Gold Corp.
Consolidated Statements of Stockholders' Equity/(Deficit)
For the Years ended December 31, 2006 and 2005

			Additional
	Common Stock		paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2004	21,888,167	$21,888	$78,718	$(1,290,100)	$(1,189,494)
Issuance of common stock for cash	2,000,000	2,000	598,000		600,000
Issuance of convertible note Series A			2,666,086		2,666,086
Conversion of note payable	8,200,000	8,200	2,451,800		2,460,000
Issuance of common stock for services	1,555,682	1,556	542,281		543,837
Issuance of convertible note Series B			1,088,990		1,088,990
Net loss				(5,016,162)	(5,016,162)
Balance, December 31, 2005	33,643,849	33,644	7,425,875	(6,306,262)	1,153,257

Issuance of convertible note Series A Warrants	3,333,333	3,333	30,000	-	33,333
Issuance of convertible note Series B Warrants	4,000,000	4,000	396,000	-	400,000
Issuance of common stock for services	3,261,282	3,261	1,070,654	-	1,073,915
Conversion of Series A note	5,133,333	5,133	1,534,867	-	1,540,000
Conversion of Series B note	5,000,000	5,000	1,495,000	-	1,500,000
Stock option expense			71,000	-	71,000
Issuance of Series C note			1,730,570	-	1,730,570
Conversion of Series C note	1,300,000	1,300	1,298,700	-	1,300,000
Net loss				(8,835,711)	(8,835,711)

Balance, December 31, 2006	55,671,797	$55,672	$15,052,666	$(15,141,973)	$(33,635)

See accompanying summary of accounting policies and notes to financial statements.

Pacific Gold Corp.
Consolidated Statements of Cash Flows
For the years ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Losses	$(8,835,711)	$(5,016,162)
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operating Activities:
Depreciation and Depletion	687,791	231,549
Non-cash Portion of Interest Paid on Convertible Debt	4,363,596	2,870,358
(Gain)/Loss on Sale of Equipment	110,642	5,544
Write-down of Equipment	-	21,583
Common Stock Issued for Services	1,073,915	153,470
Stock Option Expense	71,000	-
Changes in:
Accounts Receivable	57,921	(58,327)
Inventory	(26,251)	-
Prepaid Expenses	(52,026)	3,000
Deposits	37,894	(100,686)
Accounts Payable	631,137	516,096
Accrued Interest	28,499	(69,131)
NET CASH (USED) BY OPERATING ACTIVITIES	(1,851,594)	(1,442,706)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and Development of Property and Equipment	$(2,813,532)	$(2,100,209)
Investment in Reclamation Bond	(19,500)	(189,218)
Proceeds from Sale of Equipment	453,445	85,802
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(2,379,587)	(2,203,625)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Notes Payable	$-	$(70,000)
Proceeds from Notes Payable	3,507,500	3,755,076
Proceeds from Exercise of Warrants	433,333	-
Proceeds from Stockholder Notes	195,000	(2,706)
Payments on Stockholder Notes	(372,308)	-
Proceeds from Sale of Common Stock	-	600,000
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	3,763,525	4,282,370

NET CHANGE IN CASH AND CASH EQUIVALENTS	(467,656)	636,039

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	642,014	5,975

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$174,358	$642,014

Cash paid during the year for:
Interest	142,139	155,544
Income Taxes	-	-

Non-cash financing and investing activities:
Purchase of equipment by issuing common stock	$362,909	$390,367
Purchase of equipment from shareholder through notes payable	150,000	-
Conversion of Notes Payable	4,340,000	2,460,000

 See accompanying summary of accounting policies and notes to financial statements.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Pacific Gold Corp. (“Pacific Gold”) was originally incorporated in Nevada on December 31, 1996 under the name of Demand Financial International, Ltd.  On October 3, 2002, Demand Financial International, Ltd. changed its name to Blue Fish Entertainment, Inc.  On August 5, 2003, the name was changed to Pacific Gold Corp.  Pacific Gold is engaged in the identification, acquisition, exploration and mining of prospects believed to have gold mineralization.  Pacific Gold through its subsidiaries currently owns claims, property and leases in Nevada, Oregon and Colorado. Its Defiance Mine property in Oregon began producing gold in commercial quantities in mid-2004; its Black Rock Canyon Mine in Nevada began producing gold in commercial quantities in the third quarter of 2006.

The accompanying consolidated financial statements include all of the accounts of Pacific Gold Corp. and its wholly-owned subsidiaries, Oregon Gold, Inc., Nevada Rae Gold, Inc., Fernley Gold, Inc., Pilot Mountain Resources, Inc. and Pacific Metals Corp.  All significant inter-company accounts and transactions have been eliminated.

Use of Estimates.  In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses.  Actual results could differ from those estimates.

Cash and Cash Equivalents.  For purposes of the statement of cash flows, Pacific Gold considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  The Company has cash in excess of FDIC federally insured limits in the amount of $74,358 as of December 31, 2006.

Revenue Recognition.  Pacific Gold recognizes revenue from the sale of gold when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collection is reasonably assured, which is determined when it ships gold to the refinery.

Accounts Receivable/Bad Debt.   The allowance for doubtful accounts is maintained at a level sufficient to provide for estimated credit losses based on evaluating known and inherent risks in the receivables portfolio.  Management evaluates various factors including expected losses and economic conditions to predict the estimated realization on outstanding receivables.  As of December 31, 2006, there was no allowance for bad debts.

Inventories.  Inventories are stated at the lower of average cost or net realizable value.  Costs included are limited to those directly related to mining. There was inventory as of December 31, 2006 of $26,251 consisting of metals inventory, stockpile ore and parts.

The major classes of inventories as of December 31, 2006 were:

Finished Goods	$1,436
Stockpile Ore	17,036
Materials and Supplies	7,779
Total	$26,251

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment. Property and equipment are valued at cost.  Additions are capitalized and maintenance and repairs are charged to expense as incurred.  Gains and losses on dispositions of equipment are reflected in operations.  Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 2 to 10 years.

Impairment of Long-Lived Assets.  Pacific Gold reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Pacific Gold assesses recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows, which depend on estimates of metals to be recovered from proven and probable ore reserves, and also identified resources beyond proven and probable reserves, future production costs and future metals prices over the estimated remaining mine life.  If undiscounted cash flows are less that the carrying value of a property, an impairment loss is recognized based upon the estimated expected future net cash flows from the property discounted at an interest rate commensurate with the risk involved.  If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

All mine-related costs, other than acquisition costs, are expensed prior to the establishment of proven or probable reserves.  Reserves designated as proven and probable are supported by a final feasibility study, indicating that the reserves have had the requisite geologic, technical and economic work performed and are legally extractable at the time of reserve determination.  Once proven or probable reserves are established, all development and other site-specific costs are capitalized.

Capitalized development costs and production facilities are depleted using the units-of-production method based on the estimated gold which can be recovered from the ore reserves processed.  There has been no change to the estimate of proven and probable reserves.  Lease development costs for non-producing properties are amortized over their remaining lease term if limited.  Maintenance and repairs are charged to expense as incurred.

The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.  The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset.  For Pacific Gold, asset retirement obligations primarily relate to the abandonment of ore-producing property and facilities.

Income taxes.  Pacific Gold recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.  Pacific Gold provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Loss per Share.  The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.  Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.  For the years ended December 31, 2006 and 2005, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share. As of December 31, 2006 the Company had 12,000,000 potentially dilutive common stock equivalents.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Advertising.  The Company’s policy is to expense advertising costs as incurred.  The Company incurred costs of $103,543 in 2006.  In 2005 total advertising costs were $171,829.

Environmental Remediation Liability.  The Company has posted a bond with the State of Nevada in the amount required by the State of Nevada equal to the maximum cost to reclaim land disturbed in its mining process.  The bond requires a quarterly premium to be paid to the State of Nevada Division of Minerals. The Company is current on all payments.  Due to its investment in the bond and the close monitoring of the State of Nevada, the Company believes that it has adequately mitigated any liability that could be incurred by the Company to reclaim lands disturbed in its mining process.

Stock based compensation. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) SFAS No. 123(R), Share-Based Payment, (“SFAS No. 123(R)”). SFAS No. 123(R) requires that the fair value compensation cost relating to share-based payment transactions be recognized in financial statements. Under the provisions of SFAS No. 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized over the employee’s requisite service period. The fair value of the Company’s stock options is estimated using a Black-Scholes option valuation model. The Company adopted the fair value recognition provisions of SFAS No. 123(R) using the modified prospective transition method.  Under this transition method, stock-based compensation cost is recognized beginning January 1, 2006 for all options granted after the date of adoption as well as the unvested portion of previously granted options based on the estimated fair value. Prior to January 1, 2006 the Company accounted for employee stock option grants using the intrinsic method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly associated compensation expense, if any, was measured as the excess of the underlying stock price over the exercise price on the date of grant. The Company also complied with the disclosure option of SFAS No. 123, Accounting for Stock Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, and included disclosures of pro forma information in its footnotes to the consolidated financial statements.. Pro forma net income and pro forma net income per share disclosed in the footnotes to the consolidated financial statements were estimated using a Black-Scholes option valuation model. The impact of adopting SFAS No. 123(R) resulted in additional compensation expense of $71,000 in 2006.

The following table illustrates the previously disclosed proforma effects on net income and net income per share for the year ended December 31, 2005 if the Company had accounted for its stock option plans under the fair value method of accounting under SFAS No. 123(R).

2005
Net loss as reported	$(5,016,162)
Add: stock based compensation determined under intrinsic value-based method	-
Less: stock based compensation determined under fair value-based method	(62,518)
Pro forma net loss	$(5,078,680)

Basic and diluted net loss per common share
As reported	$(0.17)
Pro forma	$(0.18)

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The weighted average fair value of the stock options granted during 2006 and 2005 was $0.14 and $0.30 per share option, respectively.  Variables used in the Black-Scholes option-pricing model include (1) 1.50% risk-free interest rate, (2) expected option life of 5 years, (3) expected volatility was 90%, and (4) zero expected dividends.

The following table summarizes stock option activity of the Company:

	2006	2005
Options outstanding at beginning of year	500,000	250,000
Granted in the year	300,000	250,000
Exercised in the year	0	0
Expired in the year	0	0
Outstanding and exercisable at December 31	800,000	500,000
Weighted Average Exercise Price	$ 0.303	$0.305

Recently issued accounting pronouncements.  In September 2005, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. This issue addresses the question of when it is appropriate to measure purchase and sales of inventory at fair value and record those in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. The consensus has been applied to new arrangements entered into and modifications or renewals of existing agreements, beginning in the second quarter of 2006. The adoption of this statement did not have a material impact on our results of operations or financial position.

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Commencing with the Company’s Annual Report for the year ending December 31, 2007, the Company is required to include a report of management on the Company’s internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company; of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of year end; of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting; and beginning with the Company’s Annual Report for the year ending December 31, 2008, that the Company’s independent accounting firm has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting, which report is also required to be filed as part of the Annual Report on Form 10-KSB.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In February 2006, the Financial Accounting Standards Board (FASB) issued statement 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements no. 133 and 140. This statement resolves issues addressed in Statement 133 Implementation Issue no. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This implementation guidance indicated that entities could continue to apply guidance related to accounting for beneficial interests in paragraphs 14 and 362 of Statement 140, which indicate that any security that can be contractually prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment should be subsequently measured like investments in debt securities classified as available for sale or trading, and may not be classified as held to maturity. Also, Implementation issue D1 indicated that holders of beneficial interests in securitized financial assets that are not subject to paragraphs 14 and 362 of Statement 140 are not required to apply Statement 133 to those beneficial interests, pending further guidance. Statement 155 eliminates the exemption from Statement 133 for interests in securitized financial assets. It also allows the preparer to elect fair value measurement at acquisition, at issuance or when a previously recognized financial instrument is subject to a remeasurement event. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In March 2006, the FASB issued statement 156 Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. Under statement 140, servicing assets and servicing liabilities are amortized over the expected period of estimated net servicing income or loss and assessed for impairment or increased obligation at each reporting date. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. Subsequent measurement of servicing assets and servicing liabilities at fair value is permitted, but not required. If derivatives are used to mitigate risks inherent in servicing assets and servicing liabilities, those derivatives must be accounted for at fair value. Servicing assets and servicing liabilities subsequently measured at fair value must be presented separately in the statement of financial position and there are additional disclosures for all separately recognized servicing assets and servicing liabilities. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In June 2006, the FASB issued interpretation no 48 Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109. Recognition of a tax position should be based on whether it is more likely than not that a tax position will be sustained. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. This interpretation is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of this interpretation will have material impact on our results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157), which defines fair value, establishes guidelines for measuring fair value and expands disclosure regarding fair value measurements.  SFAS No. 157 does not require new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 on a prospective basis.  The Company does not expect the adoption of SFAS No. 157 to have a material effect on our financial statements.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 108 regarding the effects of prior year misstatements in considering current year misstatements for the purpose of a materiality assessment.  The opinion in SAB 108 is that in the case of en error that has occurred and been immaterial in a number of previous years, the cumulative effect should be considered in assessing the materiality of the error in the current year.  If the cumulative effect of the error is material, then the current year statements, as well as prior year statements should be restated.  In the case of restated prior year statements, previously filed reports do not need to be amended, if the error was considered immaterial to previous year's financial statements.  However the statements should be amended the next time they are filed.  The effects of this guidance should be applied cumulatively to fiscal years ending after November 15, 2006.  Additional disclosure should be made regarding any cumulative adjustments made in the current year financial statements.  We do not expect the adoption of this SAB will have material impact on our results of operations or financial position.

Pacific Gold does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 - PROPERTY AND EQUIPMENT

During 2006 Pacific Gold acquired vehicles, earth moving equipment, gold processing equipment and made additions and modifications to its building totaling $2,748,655.  Major assets purchased include the following:

Vehicles	$1,542,537
Building	345,655
Earth Moving Equipment	469,739
Processing equipment	324,648
Other Assets	66,076
Total	$2,748,655

During 2005 Pacific Gold acquired vehicles, gold processing plant equipment, a building and various other fixed assets to prepare the Black Rock Canyon site for production totaling $2,274,886.

These assets are being depreciated on a straight-line basis over 2 to 10 years depending on the estimated useful life of the asset.

In May 2004, Pacific Gold acquired a leasehold interest in the Butcher Boy property in Nevada through its wholly-owned subsidiary, Fernley Gold, Inc.  The initial agreement is for a period of five years, with Fernley Gold having the exclusive right to renew the lease on the existing terms.  Fernley Gold made a one-time payment of $10,000 to acquire the lease. Additionally Fernley is required to make monthly lease payments of $1,000. The lease calls for gross royalties on gold production of 6% if the price of gold is below $400 per ounce and 10% if the price of gold is above $400 per ounce.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 2 - PROPERTY AND EQUIPMENT (cont.)

In October 2003, Pacific Gold’s subsidiary Nevada Rae Gold, Inc. acquired its Crescent Valley mining claims in Lander County, Nevada.  Additional water rights and wells were acquired in March 2004 for $90,000 and 13.67 acres of land for $13,670.  Nevada Rae Gold resources fall on claims that are approximately 43% leased and 57% owned by Pacific Gold.

NOTE 3 – SHAREHOLDER NOTE PAYABLE

Pacific Gold owes $1,463,346 to a shareholder as of December 31, 2006. The amount due is represented by two notes, with interest at 10%; the principal amount of one note is $1,200,000 unsecured and due on June 30, 2007.  This note was extended subsequent to year end to be due on June 30, 2008.  The principal amount of the second note is $195,000 and is secured against one asset of the Company and is due on August 27, 2007. At December 31, 2006, accrued interest on the notes totaled $68,346.  Pursuant to the agreement with the holder of the February 2007 debentures described below, repayment of the principal and interest on the shareholder loans is limited based on operational income.

NOTE 4 - INCOME TAXES

Pacific Gold uses the asset/liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.   During 2006 and 2005, Pacific Gold incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $15,272,294 at December 31, 2006, and will expire in the years 2011 through 2026.

At December 31, 2006, deferred tax assets consisted of the following:

Deferred tax assets	Balance	Tax	Rate
Net operating losses	$15,272,294	$5,192,580	34%
Less: valuation allowance		(5,192,580)

Net deferred tax asset		$-

A reconciliation between income taxes at statutory tax rates (34%) and the actual income tax provision for continuing operations as of December 31, 2006 follows:

Expected Provision (based on statutory rate)	$(3,004,141)
Effect of:
Difference between 2005 NOL estimate and actual	(344,479)
Increase/(decrease) in valuation allowance	3,348,620

Total actual provision	$-

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.  Because of the lack of taxable earnings history, the Company has established a valuation allowance for all future deductible net operating loss carry forwards. The valuation allowance has increased $3,348,621, from $1,843,959, as of December 31, 2005.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 4 - INCOME TAXES (cont.)

Net operating loss (“NOL”) carryforwards expire according to the following:

Year of NOL	NOL	Expiry
2006	$ 8,835,711	2026
2005	5,214,449	2025
2004	920,240	2024
2003	233,661	2018
2002	26,326	2017
2001	36,907	2016
1996	5,000	2011
Total	$15,272,294

NOTE 5 - FINANCING

On April 12, 2006 Pacific Gold issued debentures with a face value of $6,100,000 with attached warrants for net proceeds of $3,507,500 after a discount of $2,592,500 including interest and commissions of $305,000.  A description of the notes is as follows:

•

Maturity:  The notes mature on April 12, 2009.  The note-holders may elect at any time to convert their notes into shares of common stock at the conversion price (as described below).  Each lender is limited to total ownership of 4.99% of the outstanding shares of Pacific Gold at any time, so the ability to convert is limited.

•

Interest:  Interest of $2,287,500 is represented by the discount.

•

Conversion and conversion price:  The number of shares of common stock shall be determined by dividing the amount owed by $1.00.  The conversion price may be adjusted from time to time upon the occurrence of certain specified events considered to be dilutive to the debenture holders.

•

Warrants:  In connection with the financing, 6,400,000 warrants were issued with an exercise price of $0.30 per share and a 3-year life.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 5 - FINANCING  (cont.)

The proceeds from the notes have been discounted for the relative fair value of the warrants and the discount. All discounts will be amortized over the life of the notes.  A summary of the carrying value of the notes is as follows:

Face value – Series C	$6,100,000

Less: Relative fair value of:
Discount	(2,592,500)
Warrants	(1,730,570)

Carrying amount of notes on April 12, 2006	$1,776,930

Amortization of discounts to December 31, 2006	2,589,573
Accelerated amortization of discounts to December 31, 2006	921,310
Adjustment for early conversion at December 31, 2006	(1,300,000)

Carrying amount of Series C notes at December 31, 2006	$2,210,883

_____________________

1

Fair value was calculated using the Black-Scholes model with the following assumptions:  Expected life in years: 3; Estimated volatility: 103.7%; Risk-free interest rate: 2%; Dividend yield of 0%.

On December 13, 2005 Pacific Gold issued debentures with a face value of $1,500,000 with attached warrants for net proceeds of $1,089,000 after a discount of $300,000 and commissions of $111,000.  A description of the notes is as follows:

•

Maturity:  The notes mature on December 13, 2007.  The note-holders may elect at any time to convert their notes into shares of common stock at the conversion price (as described below).  Each lender is limited to total ownership of 4.99% of the outstanding shares of Pacific Gold at any time, so the ability to convert is limited.

•

Interest:  Interest is represented by the $189,394 discount.

•

Conversion and conversion price:  The number of shares of common stock shall be determined by dividing the amount owed by $.30.  The conversion price may be adjusted from time to time upon the occurrence of certain specified events considered to be dilutive to the debenture holders.

•

Warrants:  In connection with the financing, 4,000,000 warrants were issued with an exercise price of $0.10 per share and a 3-year life.

The proceeds from the notes have been discounted for the relative fair value of the warrants, the discount, and beneficial conversion feature. All discounts will be amortized over the life of the notes.  A summary of the notes is as follows:

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 5 - FINANCING  (cont.)

Face value – Series B	$1,500,000

Less: Relative fair value of:
Discount	(189,394)
Warrants	(868,687)
Beneficial conversion feature	(441,919)

Carrying amount of notes on December 14, 2005:	$0

Amortization of discounts to December 31, 2006	98,125
Accelerated amortization of discounts to December 31, 2006	1,401,875
Adjustment for early conversion at December 31, 2006	(1,500,000)

Carrying amount of Series B notes at December 31, 2006	$0

_____________________

1

Fair value was calculated using the Black-Scholes model with the following assumptions:  Expected life in years: 3; Estimated volatility: 5%; Risk-free interest rate: 2%; Dividend yield of 0%.

On April 7, 2005, Pacific Gold issued convertible debentures with a face value of $4,000,000 with attached warrants for net proceeds of $2,666,086 after a $1,080,292 discount and various fees and expenses totaling $253,622.  A description of the notes is as follows:

•

Maturity:  The notes mature on April 7, 2008.  The note-holders may elect at any time to convert their notes into shares of common stock at the conversion price (as described below).  Each lender is limited to total ownership of 4.99% of the outstanding shares of Pacific Gold at any time, so the ability to convert is limited.

•

Interest:  Interest is represented by the $1,080,292 discount.  If Pacific Gold elects to prepay the notes, then Pacific Gold must obtain consent and an additional 30% or up to $894,000 is due in addition to the $2,980,000 remaining total face value.

•

Conversion and conversion price:  The number of shares of common stock shall be determined by dividing the amount owed by $.30.  The conversion price may be adjusted from time to time upon the occurrence of certain specified events considered to be dilutive to the debenture holders.

•

Warrants:  In connection with the financing, 3,333,333 warrants were issued with an exercise price of $2.125 per share and a 3-year life.  The exercise price was decreased to $.01 per share in December 2005.

The proceeds from the notes have been discounted for the relative fair value of the warrants, the discount, and beneficial conversion feature. All discounts will be amortized over the life of the notes.  A summary of the notes is as follows:

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 5 - FINANCING  (cont.)

In connection with the Series A, B and C convertible debentures, Pacific Gold expensed $4,363,596 in non-cash accelerated interest and amortization of discounts for the year ended December 31, 2006.

Notes Payable
Face value – Series A	$4,000,000

Less: Relative fair value of:
Discount	(477,191)
Warrants	(1,755,910)
Beneficial conversion feature	(1,766,898)

Carrying amount of notes on April 7, 2005	$0

Amortization of discounts to December 31, 2006	768,333
Accelerated amortization of discounts to December 31, 2006	3,231,667
Adjustment for early conversion at December 31, 2006	(4,000,000)

Carrying amount of Series A notes at December 31, 2006	$0

_____________________

1

Fair value was calculated using the Black-Scholes model with the following assumptions:  Expected life in years: 3; Estimated volatility: 155%; Risk-free interest rate: 2%; Dividend yield of 0%.

NOTE 6 – COMMON STOCK

At December 31, 2006 the debenture holders had converted $4,000,000 of the Series A note, $1,500,000 of the Series B note and $1,300,000 of the Series C note into 19,633,333 shares (11,433,333 issued during 2006 and 8,200,000 issued during 2005).  At December 31, 2006 the debenture holders had exercised 7,333,333 warrants for 7,333,333 shares of common stock.

In 2006 Pacific Gold issued 2,080,410 shares for services rendered to the Company.  The shares were valued at $667,418.

In 2006 Pacific Gold issued 1,180,872 shares as payment for capitalized labor. The shares were valued at $406,497.

In May 2005 Pacific Gold issued 2,000,000 shares for $600,000 cash.

In 2005 Pacific Gold issued 272,182 shares for services rendered to the Company. The shares were valued at $153,470.

In 2005 Pacific Gold issued 1,283,500 shares as payment for capitalized labor.  The shares were valued at $390,367.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 6 – COMMON STOCK (cont.)

At December 31, 2005 the debenture holders had converted $2,460,000 of the Series A note for 8,200,000 shares.

NOTE 7 – EQUITY PLANS

On December 29, 2005 Pacific Gold adopted the 2006 Equity Performance Plan (“the 2006 Plan”).  The 2006 Plan provides for the granting of up to 10,000,000 shares and/or stock options to purchase shares to employees and consultants.  Pacific Gold has reserved 10,000,000 shares of common stock for issuance under the 2006 Plan. The Plan was approved by a majority of the stockholders on December 29, 2005.

In 2002 Pacific Gold adopted the 2002 Performance Equity Plan (“the 2002 Plan”).  The 2002 Plan provides for the granting of shares and/or stock options to purchase shares to employees and consultants. Pacific Gold has reserved 3,000,000 shares of common stock for issuance under the 2002 Plan.

Options under both Plans may be granted for periods of up to ten years and at an exercise price equal to the estimated fair value of the shares on the date of grant as determined by the Board of Directors.  To date, options granted generally are exercisable immediately as of the effective date of the option agreement.

Summary information regarding options is as follows:

	Options
2006	Shares	Weighted Average Exercise Price
Granted	500,000	$0.30
Exercised	0	0.00
Forfeited/expired	0	0.00
Outstanding at December 31	800,000	0.30
Exercisable	800,000	0.30

Weighted average fair value of options granted during year	$0.14
Weighted average fair value of shares issued under the 2006 and 2002 Plans	$0.33

	Options
2005	Shares	Weighted Average Exercise Price
Granted	250,000	$0.30
Exercised	0	0.00
Forfeited/expired	0	0.00
Outstanding at December 31	300,000	0.31
Exercisable	300,000	0.31

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 7 – EQUITY PLANS (cont.)

Weighted average fair value of options granted during year	$0.30
Weighted average fair value of shares issued under the 2002 Plan	$0.36

NOTE 8 – WARRANTS

In connection with the convertible debentures issued on April 12, 2006, the Company issued 6,400,000 warrants exercisable into common stock at $0.30 each.  At December 31, 2006 6,400,000 warrants were outstanding.

The following table summarizes warrant activity of the Company:

	2006	2005
Warrants outstanding at beginning of year	7,333,333	0
Granted in the year	6,400,000	7,333,333
Exercised in the year	7,333,333	0
Expired in the year	0	0
Outstanding and exercisable at December 31	6,400,000	7,333,333
Weighted Average Exercise Price	$0.30	$0.06

NOTE 9 - OPERATING LEASES

Pacific Gold entered into a lease with ZDG Investments Ltd. to rent office space starting in March 2007 with monthly payments of approximately $6,597.25 Canadian dollars (approximately $5,656).  Upon signing the lease, the Company was required to pay the first and last months’ rent in advance.  This amount is reflected in deposits.  The lease expires in January 2012.

In 2006 Pacific Gold rented its offices under a lease expiring in January 2007, with monthly payments of $2,400 Canadian dollars during 2006 (2005 - $1,800).  Rent expense in 2006 and 2005 was $31,543 and $26,402, respectively.

The following is a schedule by years of future minimum lease payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2006:

Year ended	Total
December 31, 2007	$56,560.79
December 31, 2008	$67,872.94
December 31, 2009	$67,872.94
December 31, 2010	$67,872.94
December 31, 2011	$67,872.94
Total	$328,052.55

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 9 - OPERATING LEASES (cont.)

On May 12, 2004 Fernley Gold, Inc. entered into a royalty agreement with Butcher Boy Mines, Inc. for a lease on mining claims. The current terms of that lease dictate that Fernley pay Butcher Boy $1,000 per month. The following is a schedule by years of future minimum lease payments required under this agreement:

Year ended	Total
December 31, 2007	$12,000.00
December 31, 2008	$12,000.00
December 31, 2009	$4,000.00
Total	$28,000.00

Nevada Rae Gold, Inc. leased approximately 440 acres of land adjacent to its staked prospects from Corporate Creditors Committee LLC, by lease dated October 1, 2003. Nevada Rae paid an advance rental of $7,500 for the first year, which amount increased by $2,500 in each of the next five years to be $20,000 in the sixth year.  For the last four years of the lease, the advance rental is $20,000 per year.  The following is a schedule by years of future minimum lease payments required under this agreement:

Year ended	Total
December 31, 2007	$15,000.00
December 31, 2008	$17,500.00
December 31, 2009	$20,000.00
December 31, 2010	$20,000.00
December 31, 2011	$20,000.00
December 31, 2012	$20,000.00
Total	$112,500.00

NOTE 10 – FINANCING LEASES

During the year, the Company continued its financing arrangement with Wells Fargo Equipment Finance Inc. (“WFEFI”) for the purchase of two passenger vehicles.  The loan is fully secured by a deposit with WFEFI that is invested in a low-risk portfolio. This account will be evaluated annually as the loan amount decreases, the restricted amount of the account will be reduced and cash released to Pacific Gold.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 10 – FINANCING LEASES (cont.)

Payments on the lease are $2,338.45 per month and the agreement expires in July 2008.  The deposit with WFEFI is included in the restricted cash on the balance sheet.

In January 2007 Pacific Gold paid out this loan in full.

NOTE 11 – MAJOR CUSTOMERS

In 2006, all gold sales were made to one refinery.  Many refineries are available with similar pricing and one was chosen for convenience.  In 2005, Pacific Gold had no gold revenue.

Revenue is derived primarily from the sale of only one product – gold.  Should the market for gold become unavailable and or the value of gold become significantly decreased, the Company could experience severe negative impact.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent to year end, the Company issued 3,976,173 shares, 500,000 upon conversion of $500,000 of the Convertible note Series C debt; 800,000 shares upon exercise of 800,000 warrants for proceeds of $160,000; and 2,676,173 shares to management and employees based on compensation agreements for year-end bonuses and first quarter compensation.

On February 26, 2007 Pacific Gold issued debentures with a face value of $2,440,000 with attached warrants for net proceeds of $2,141,000 after fees and commissions of $299,000.  The Company received $1,035,000 of the gross proceeds on February 26, 2007, the balance of the proceeds to be received upon filing and effectiveness of the Registration Statement.  A description of the notes is as follows:

•

Maturity:  The notes mature on February 26, 2009.  The note-holders may elect at any time to convert their notes into shares of common stock at the conversion price (as described below).  Each lender is limited to total ownership of 4.99% of the outstanding shares of Pacific Gold at any time, so the ability to convert is limited.

•

Interest:  Interest accrues at 10% on the outstanding face value of the debenture.

•

Conversion and conversion price:  The number of shares of common stock shall be determined by dividing the amount owed by $0.18.  The conversion price may be adjusted from time to time upon the occurrence of certain specified events considered to be dilutive to the debenture holders.

•

Warrants:  In connection with the financing, 6,000,000 warrants were issued with an exercise price of $0.216 per share and a 5-year life.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 12 – SUBSEQUENT EVENTS (cont.)

The proceeds from the notes have been discounted for the relative fair value of the warrants. All discounts will be amortized over the life of the notes.  A summary of the carrying value of the notes is as follows:

Face value – Series D	$2,440,000

Less: proceeds not yet received	(1,405,000)
Less: Relative fair value of:
Warrants	(398,466)
Beneficial conversion feature	(636,534)

Carrying amount of Series D note on February 26, 2007:	$-

_____________________

1

Fair value was calculated using the Black-Scholes model with the following assumptions:  Expected life in years: 3; Estimated volatility: 69%; Risk-free interest rate: 2%; Dividend yield of 0%.

Subsequent to year end, one of the note holders of the Series C convertible note converted $500,000 in debt for 500,000 shares.

In connection with the issuance of the Series D note, $2,700,000 of the debt issued with the Series C convertible note issued on April 12, 2006 was extinguished upon payment of $540,000 to the note holder; of the remaining 6,400,000 warrants attached to the Series C convertible note, 800,000 were repriced to $0.20 from their original exercise price of $0.30.  On March 1, 2007 the Company received proceeds of $160,000 to exercise the 800,000 warrants at $0.20 attached to the Series C note.

NOTE 13 – LEGAL PROCEEDINGS

Oregon Gold, Inc. has initiated a Statement of Claim against Mr. Myron Corcoran in connection with the equipment Grants Pass Gold purchased from him.  Many pieces of the equipment proved not to work and in many instances the machinery had to be completely replaced.  Oregon Gold is arguing that it is owed a refund for the equipment and for loss of time and expenses. The trial date has been set for June 5, 2007.

Pacific Gold Corp. has initiated a Statement of Claim against Fabick Caterpillar in connection with equipment bought from Fabick. The equipment was not delivered in the condition as promised and proved not to be operable. Pacific Gold is suing for the monies paid for the equipment and additional expenses. The claim was filed in 2006 and Pacific Gold is awaiting a response from the Fabick.

From time to time the Company is involved in minor trade, employment and other operational disputes, none of which have or are expected to have a material impact on the current or future financial statements or operations.

Pacific Gold Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005 (continued)

NOTE 14 – GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2006, the Company had a retained deficit of ($15,141,973), negative working capital of ($2,480,400) and negative cash flows from operations of ($1,851,594) raising substantial doubt about its ability to continue as a going concern.  During the year ended December 31, 2006, the Company financed its operations through the sale of securities, issuance of debt and loans from a shareholder.

Management’s plan to address the Company’s ability to continue as a going concern includes: obtaining additional funding from the sale of the Company’s securities and establishing revenues.  Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

These financial statements do not include any adjustments that might be necessary if the company is unable to continue as a going concern

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The laws of Nevada permit the indemnification of directors, employees, officers and agents of Nevada corporations.  Our bylaws provide that we shall indemnify to the fullest extent permitted by Nevada law any person whom we are able to indemnify under that law.

The provisions of Nevada law that authorize indemnification limit their application only to circumstances where the indemnified person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.  The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

ITEM 25.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee (previously paid – January 24, 2006)	$67.77
Legal Fees and Expenses	15,000.00
Accounting Fees and Expenses	10,000.00
Financial Printing and Engraving	1,000.00
Blue Sky Fees and Expenses	2,500.00
Miscellaneous.	1,432.23
TOTAL	$30,000.00

ITEM 26.

RECENT SALES OF UNREGISTERED SECURITIES

In January 2001, the Registrant issued 9,000,000 shares (subsequently increased to 18,000,000 shares by a dividend of one share for each outstanding share of common stock for the class) in payment for services.  The Registrant recognized $9.00 in expense.  The issuance was made on the basis of an exemption under Section 4(2) of the Securities Act of 1933.  The recipient, Mr. Geisler, was considered knowledgeable about the Registrant as its officer and director, and is a sophisticated investor with experience in early-stage companies.

On April 7, 2005, the Registrant sold $4,000,000 face amount of convertible original discount debentures and 3,333,333 common stock purchase warrants for net proceeds before expenses of approximately $2,900,000.  The Registrant paid approximately $253,600 in expenses in connection with this offering.  The issuance was made on the basis of an exemption under Section 4(2) of the Securities Act of 1933 to two foreign investors, both of which certified to the Registrant that they were accredited investors and that they had the ability to assess an investment in the Registrant.

On August 17, 2005, the Registrant issued 150,000 shares of restricted stock in connection with the acquisition of certain assets.  The issuance was made on the basis of an exemption under Section 4(2) of the Securities Act of 1933 to a single recipient who represented it was an accredited investor and had the ability to assess an investment in the Registrant.

On December 13, 2005, the Registrant sold $1,500,000 face amount of convertible original discount debentures and 4,000,000 common stock purchase warrants for net proceeds before expenses of approximately $1,200,000.  The Registrant paid approximately $116,000 in expenses in connection with this offering.  The issuance was made on the basis of an exemption under Section 4(2) of the Securities Act of 1933 to two foreign investors, both of which certified to the Registrant that they were accredited investors and that they had the ability to assess an investment in the Registrant.

On April 12, 2006, the Registrant sold $6,100,000 face amount of original discount debentures and 6,100,000 common stock purchase warrants for net proceeds, after commission of $307,000, of approximately $3,507,500.  The issuance was made to two investors for their own investment based on an exemption under Section 4(2) of the Securities Act of 1933.  The investors certified they were accredited investors and had the ability to assess an investment in the Registrant.

On February 26, 2007, the Registrant entered into an agreement to sell $2,440,000 face amount of convertible debentures and 6,000,000 common stock purchase warrants, for proceeds of 2,440,000 less commissions and expenses.  The agreement and the issuances of the securities with the investor was and will be made based on an exemption under Section 4(2) of the Securities Act of 1933.  The investor certified that it was an accredited investor and had the ability to assess an investment in the Registrant.  The Registrant filed a Form D in respect of the offering.

ITEM 27.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.

Description of Document

5.1

Opinion of Graubard Miller****

10.1

Form of April 12, 2006 Convertible Debenture**

10.2

Form of April 12, 2006 Common Stock Purchase Warrant**

10.3

Form of Securities Purchase Agreement dated April 12, 2006***

10.4

Form of Securities Purchase Agreement dated as of February 26, 2007 ***

10.5

Form of Warrant  issued February 26, 2007***

10.6

Form of Debenture issued February 26, 2007 ***

10.7

Form of Registration Rights Agreement dated as of February 26, 2007***

10.8

Form of Security Agreement dated February 26, 2007***

10.9

Form of Warrant Assignment Agreement dated February 26, 2007***

10.10

Modification Agreement between the Company and Crescent International Ltd in respect of outstanding debentures and warrants originally issued April 12, 2006***

10.11

Form of Lock Up Agreement with Crescent International Ltd.***

10.12

Form of Lock Up Agreement with executives of the Company***

23.1

Consent of Mantyla McReynolds LLC*

23.2

Consent of Graubard Miller (Contained in Exhibit 5.1) ****

______________________

*

Filed herewith

**

Incorporated by reference from Form 8-K filed April 13, 2006

***

Incorporated by reference from Form 8-K, Current Report filed February 27, 2007

****

Previously filed

ITEM 28.

UNDERTAKINGS

The undersigned issuer undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

( i )

include any prospectus required by section 10(a)(3) of the Securities Act;

( ii )

reflect in the prospectus any facts or events arising after the effective date of the registration statement ~~;~~  .. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the (Calculation of Registration Fee” table in the effective registration statement;

( iii )

include any additional or changed material information regarding the plan of distribution ~~;~~ ..

(2)

For determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(c)

Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is , therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

( f )

We undertake:

(1)

For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

(g)

For the purpose of determining liability under the Securities Act to any purchaser:

(1)

If the registrant is relying on Rule 430B):

(i)

Each prospectus filed by the undersigned registrant pursuant to Rule 242(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430(B) relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.   Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2)

If the registrant is subject to rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.   Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Toronto, Ontario on May 9, 2007.

PACIFIC GOLD CORP.

By:  /s/ Robert Landau

Robert Landau

Chief Executive Officer

(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE

TITLE

DATE

 /s/ Robert Landau

Chief Executive Officer

May 9, 2007

Robert Landau

and Director (Principal

Executive Officer)

 /s/ Mitchell Geisler

Chief Operating Officer,

May 9, 2007

Mitchell Geisler

Secretary, Treasurer and Director

 /s/ Jackie Glazer

Chief Financial Officer

May 9, 2007

Jackie Glazer

(Principal Financial Officer

And Principal Accounting Officer)

Exhibit Index

Exhibit No.

Description of Document

5.1

Opinion of Graubard Miller****

10.1

Form of April 12, 2006 Convertible Debenture**

10.2

Form of April 12, 2006 Common Stock Purchase Warrant**

10.3

Form of Securities Purchase Agreement dated April 12, 2006***

10.4

Form of Securities Purchase Agreement dated as of February 26, 2007 ***

10.5

Form of Warrant  issued February 26, 2007***

10.6

Form of Debenture issued February 26, 2007 ***

10.7

Form of Registration Rights Agreement dated as of February 26, 2007***

10.8

Form of Security Agreement dated February 26, 2007***

10.9

Form of Warrant Assignment Agreement dated February 26, 2007***

10.10

Modification Agreement between the Company and Crescent International Ltd in respect of outstanding debentures and warrants originally issued April 12, 2006***

10.11

Form of Lock Up Agreement with Crescent International Ltd.***

10.12

Form of Lock Up Agreement with executives of the Company***

23.1

Consent of Mantyla McReynolds LLC*

23.2

Consent of Graubard Miller (Contained in Exhibit 5.1)****

______________________

*

Filed herewith

**

Incorporated by reference from Form 8-K filed April 13, 2006

***

Incorporated by reference from Form 8-K, Current Report filed February 27, 2007

****

Previously filed